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AQUA 1 BEVERAGE COMPANY, INC.

230 - 1501 WEST BROADWAY

VANCOUVER, BRITISH COLUMBIA

V6J 4Z6

Telephone: (604) 734-7488

Fax: (604) 734-7484

INFORMATION CIRCULAR

Dated as of October 25, 2002

The TSX Venture Exchange Inc. has not in any way

passed upon the merits of the Reverse Take-Over described herein and any representation to the contrary is an offence.

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SUMMARY

The following is a summary of certain information contained elsewhere in this Information Circular (the "Circular"), including the schedules attached hereto, which are incorporated into and form part of this Circular.  Certain capitalized words and terms used in this summary are defined elsewhere in this Circular.  This summary is qualified in its entirety by the more detailed information and financial statements appearing or referred to elsewhere in this Circular or the schedules attached hereto.  All amounts referred to herein are in Canadian dollars unless otherwise stated.

The Meeting

Time, Date, Place, and Purpose of Meeting

The Extraordinary General Meeting of the Company (the "Meeting") will be held at Suite 230 – 1501 West Broadway Avenue, Vancouver, British Columbia on November 29, 2002 commencing at 4:00 p.m. (Vancouver time). The shareholders of the Company will receive and consider resolutions to approve the proposed acquisition by the Company of all of the issued and outstanding shares of Hydrogen Production Technologies Corporation, a private British Virgin Island based company ("HPTC") by way of a share exchange, which constitutes a reverse take-over as that term is defined under the policies of the TSX Venture Exchange (the "RTO"). In connection with the completion of the RTO, shareholders of the Company will also be asked to approve the continuance of the Company from the Province of British Columbia to the Canadian federal jurisdiction in accordance with the provisions of the Canada Business Corporation Act ("CBCA").

Persons Entitled to Attend and Vote at the Meeting

Shareholders of record of the Company as of  October 25, 2002 are entitled to attend and vote at the Meeting.

The RTO

The Company has agreed to acquire all of the issued and outstanding share capital of HPTC, from Mr. Bakytzhan Oralbekov and Dr. Avtandil Koridze (the "HPTC Shareholders"). As consideration for the acquisition, the Company has agreed to issue to the HPTC Shareholders, an aggregate of 20,000,000 Common Shares of the Company at a deemed price of $0.50 per Common Share.  The RTO will be effected through a Share Exchange Agreement dated November 3, 2000 as amended June 30, 2002 between the Company, HPTC and Riaks Ltd. ("Riaks"), and all of the shareholders of HPTC and Riaks.  In addition to issuing the Shares, the Company has agreed to issue to Dr. Koridze and Mr. Oralbekov a further 9,000,000 Common Shares at a deemed price of $0.50 per share upon the Company achieving revenues of $10,000,000 as a direct result of the commercialization of the Process provided such revenues are achieved within 10 years of completion of the RTO.  A copy of the Share Exchange Agreement will be available at the Meeting and will be provided upon request by phone (604) 734-7488, by facsimile (604) 734-7484, or mail (Suite 230 - 1501 West Broadway, Vancouver, British Columbia, V6J 4Z6), up to and including the day of the Meeting.

The Common Shares of the Company to be issued to the HPTC Shareholders will be subject to escrow restrictions pursuant to the terms of an escrow agreement to be entered into between the Company, Computershare Trust Company of Canada and the HPTC Shareholders in the form prescribed by the TSX Venture Exchange.  The Common Shares of the Company will be released from escrow to the HPTC Shareholders based upon the policies of the TSX Venture Exchange.  See "Securities of the Company held in Escrow, in Pool or Subject to Hold Restrictions".

Financing and Proposed Use of Proceeds

Integral to the RTO is the completion of a Financing to be conducted by way of public offering of Units resulting in aggregate gross proceeds to the Company of a minimum of $2,000,000.

The Financing is intended to be completed concurrently with completion of the RTO and the proceeds raised will be used by the Company to complete the research and development program on HPTC's hydrogen production process (the "Process"), obtain a patent and develop, implement an appropriate marketing plan for the Process and for general working capital.

Conditions to Completion of the RTO

The completion of the RTO is subject to a number of conditions.  Among other things, the RTO is subject to approval by a majority of the Company's shareholders and is further subject to acceptance for filing by the TSX Venture Exchange.  See "Particulars of Matters to be Acted Upon - Conditions Precedent".

Recommendations of the Directors

The directors of the Company, having considered all factors they have deemed necessary to be considered, have concluded that the entering into of the RTO is appropriate and favourable for the Company and unanimously recommend approval of its terms.  See "Particulars of Matters to be Acted Upon - Recommendation of the Board".

Business of HPTC and Riaks

HPTC owns the rights to a hydrogen production process (the "Process").  The Process is in the research and development stage and is scheduled for completion by the fourth quarter of 2002 under the direction of the inventor, Dr. Koridze.  The Process involves a catalyst that will reform hydrocarbons into hydrogen with a reaction temperature of under 200o Celsius and with a very high speed of conversion.  Upon completion of the research and development, hydrocarbons such as gasoline and natural gas can be used as an instant source of hydrogen, simplifying production, storage and usage of hydrogen not only on board a vehicle, but in any other area or application.  Using gasoline as a hydrogen source solves the problem of fuel distribution as the infrastructure is in currently place.  Zero emissions of CO2 and CO will be another major benefit of the Process; steam reforming of natural gas and methanol to produce hydrogen results in CO2 and CO emissions.

Change of Name and Continuation of the Company

The Company intends to change its name to "PowerNova Technologies Corporation", or such other name as may be acceptable by regulators and the Board of Directors, and to continue the Company from the Province of British Columbia to the Canadian  federal jurisdiction in accordance with the provisions of the CBCA.  Accordingly, the directors of the Company seek shareholder approval, by way of special resolution, to the proposed change of name. See "Particulars of Matters to be Acted Upon - Change of Name of the company" and Particulars of Matters to be Acted Upon - Continuation of the Company under the CBCA".

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GLOSSARY OF TERMS

For the purposes of this Information Circular, the following terms shall have the following meanings:

"Affiliate"

The meaning set out in the Company Act.

"Associate"

This meaning set out in the Securities Act.

"BCSC"

The British Columbia Securities Commission.

"Board"

The board of directors of the Company.

"Business Day"

Means a day which is not a Saturday, Sunday or civic or statutory holiday in Vancouver, British Columbia.

"CBCA"

Canadian Business Corporations Act, R.S.C. 1985, c. C-44.

"TSX"

TSX Venture Exchange Inc..

"Common Share

A common share in the capital of the Company.

or Shares"

"Company"

Aqua 1 Beverage Company, Inc.

"Company Act"

The Company Act (British Columbia), R.S.B.C. 1996, c.62

"Control Person"

A person who holds a sufficient number of the voting rights attached to all outstanding voting securities of the Company to affect materially the control of the Company or each person and a combination of persons acting in concert by virtue of an agreement, arrangement, commitment or understanding which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of the Company to affect materially the control of the Company.

"Currency"

All currency amounts in this Agreement are stated in Canadian dollars unless otherwise stated.

"Escrow Agreement"

The escrow agreement to be entered into among the Company, the HPTC shareholders and Stuart Lew.

"Financing"

The offering of Units by the Company at a price yet to be determined to raise gross proceeds of a minimum of $2,000,000

.

"HPTC"

Hydrogen Production Technologies Corporation.

"HPTC Shares"

All of the issued and outstanding common share of HPTC.

"HPTC Shareholders"

Bakytzhan Oralbekov and Dr. Avtandil Koridze

"Information

This information circular dated October 25, 2002.

Circular"

"Lew Agreement"

The agreement dated as of June 27, 2001 whereby Bakytzhan Oralbekov and Avtandil Koridze have agreed to transfer 2,500,000 Common Shares to Mr. Lew.

"Management"

The directors and officers of the Company, HPTC or the Resulting Issuer, as the context requires.

"Meeting"

The extraordinary general meeting of the shareholders of the Company to which this Information Circular relates.

"Ordinary Resolution"

A resolution passed by the shareholders of the Company at a general meeting by a simple majority of the votes cast in person or by proxy.

"person"

The meaning set out in the Securities Act, R.S.B.C.1996, c.418

"Process"

The hydrogen production catalyst under development by HPTC as more particularly described in this Information Circular.

"RAS Agreement"

The Institution Research Agreement entered into between HPTC and the Russian Academy of Sciences dated October 13, 2000 and amended March 1, 2001 pursuant to which research and development of the Process is being undertaken.

"Resulting Issuer"

The Company after completion of the RTO.

"RTO"

The meaning set out in TSX Venture Exchange Policy 5.2. In the context of the Information Circular, "RTO" means the acquisition of the HPTC Shares by the Company and all matters relating thereto.

"Share Exchange

The agreement dated as of November 3, 2000 and amended June 30, 2002 whereby the Agreement"

Company has agreed to purchase the HPTC Shares from the HPTC Shareholders.

"Special

A resolution passed by a majority of not less than three-quarters of the votes cast Resolutions" by those shareholders of the Company who being entitled to do so, vote in person or by proxy at a general meeting of the Company.

"Tbilisi Agreement"

The Agreement on the Creation and the Transfer of Scientific and Technological Research entered into between Riaks Ltd. and the Tbilisi State University dated April 21, 2000 and amended March 5, 2001 pursuant to which research and development of the Process is being undertaken and which agreement was subsequently assigned by Riaks Ltd. to HPTC.

"Units"

One Common Share and one share purchase warrant to be distributed pursuant to the terms of the Financing at a price to be negotiated between the Company and the Agent.

"Warrant"

A non-transferable share purchase warrant with an exercise price of $1.00.

INTRODUCTION

This Information Circular accompanies the Notice of an Extraordinary General Meeting of Members of Aqua 1 Beverage Company, Inc. (the "Company"), and is furnished in connection with a solicitation of proxies for use at that Meeting and at any adjournment thereof.

PERSONS OR COMPANIES MAKING THE SOLICITATION

THE ENCLOSED PROXY IS BEING SOLICITED BY

MANAGEMENT OF THE COMPANY

Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company.  The Company may reimburse members' nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining from their principals authorization to execute forms of proxy.  No solicitation will be made by specifically engaged employees or soliciting agents.  The cost of solicitation will be borne by the Company.

The persons named in the accompanying form of proxy ("Form of Proxy") are nominees of the Company's management.  A shareholder has the right to appoint a person (who need not be a shareholder) to attend and act for and on the shareholder's behalf at the Meeting other than the persons designated as proxyholders in the accompanying Form of Proxy.  To exercise this right, the shareholder must either:

(a)

on the accompanying Form of Proxy, strike out the printed names of the individuals specified as proxyholders and insert the name of the shareholder's nominee in the blank space provided; or

(b)

complete another proper form of proxy.

To be valid, a proxy must be dated and signed by the shareholder or by the shareholder's attorney authorized in writing.  In the case of a corporation, the proxy must be signed by a duly authorized officer of or attorney for the corporation.

The completed proxy, together with the power of attorney or other authority, if any, under which the proxy was signed or a notarially certified copy of the power of attorney or other authority, must be delivered to Computershare Trust Company of Canada, of Suite 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time that the Meeting is to be held or reconvened after any adjournment of the Meeting.

REVOCABILITY OF PROXY

In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by a member or his attorney authorized in writing, or if the member is a corporation, by a duly authorized officer or attorney thereof, and deposited either at the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or, as to any matter in respect of which a vote has not already been cast pursuant to such proxy, with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, and upon either of such deposits the proxy is revoked.

VOTING OF SHARES AND PROXIES AND

EXERCISE OF DISCRETION BY PROXYHOLDERS

Voting by Show of Hands

Voting at the Meeting generally will be by a show of hands, with each shareholder present in person being entitled to one vote.

Voting by Poll

On any poll, the persons named in the enclosed Form of Proxy will vote the shares in respect of which they are appointed and, where directions are given by the shareholder in respect of voting for or against resolution, will do so in accordance with such direction.

Approval of Resolutions

To approve a motion for an ordinary resolution, a simple majority of the votes cast in person or by proxy will be required; to approve a motion for a special resolution, a majority of not less than 75% of the votes cast in person or by proxy will be required.

Voting of Proxies and Exercise of Discretion by Proxyholders

A shareholder may indicate the manner in which the persons named in the accompanying Form of Proxy are to vote with respect to a matter to be acted upon at the Meeting by marking the appropriate space.  If the instructions as to voting indicated in the proxy are certain, the shares represented by the proxy will be voted or withheld from voting in accordance with the instructions given in the proxy.

If no choice is specified in the proxy with respect to a matter to be acted upon, the proxy confers discretionary authority with respect to that matter upon the proxy holder named in the accompanying Form of Proxy.  It is intended that the proxy holder named by management in the accompanying Form of Proxy will vote the shares represented by the proxy in favour of each matter identified in the proxy.

The accompanying Form of Proxy also confers discretionary authority upon the named proxy holder with respect to amendments or variations to the matters identified in the accompanying Notice of Meeting and with respect to any other matters which may properly come before the Meeting.  As of the date of this Circular, management of the company is not aware of any such amendments or variations, or any other matters, that will be presented for action at the Meeting other than those referred to in the accompanying Notice of Meeting.  If, however, other matters that are not now known to management properly come before the Meeting, then the persons named in the accompanying Form of Proxy intend to vote on them in accordance with their best judgment.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue 50,000,000 common shares without par value of which there are 19,244,402 issued and outstanding as of October 25, 2002.  At a General Meeting of the Company, on a show of hands, every member present in person and entitled to vote shall have one vote and on a poll, every member present in person or represented by proxy will have one vote for each share of which such member is the registered holder.

To the knowledge of the directors and senior officers of the Company, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities carrying more than 10% of the outstanding voting rights of the Company other than the following:

Name	No. of Securities Beneficially Owned, Directly or Indirectly, or Over Which Control or Direction is Exercised		% of the Class of Securities so Owned, Controlled or Directed
	As of October 2, 2002	Closing of RTO	As of October 2, 2002	Closing of RTO
Stuart Lew	2,466,496	5,716,496	12.8%	13.4%

The directors have determined that all members of record as of October 25, 2002 will be entitled to receive notice of and to vote at the Meeting.  Those members so desiring may be represented by proxy at the Meeting.  The instrument of proxy, and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy thereof, must be deposited at the office of the Registrar and Transfer Agent of the Company, Computershare Trust Company of Canada, Suite 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the holding of the Meeting or any adjournment thereof.

NON-REGISTERED HOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meetings.  Most shareholders of the Company are "non-registered" shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. More particularly, a person is not a registered shareholder in respect of shares which are held on behalf of that person (the "Non-Registered Holder") but which are registered either: (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP's, RRIF's, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS")) of which the Intermediary is a participant.  In accordance with the requirements of National Policy Statement No. 41 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meetings, this Information Circular and the Proxy (collectively, the "Meetings Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meetings Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Very often, Intermediaries will use service companies to forward the Meetings Materials to Non-Registered Holders.  Generally, Non-Registered holders who have not waived the right to receive Meetings Materials will either:

 (a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed.  Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy.  In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deposit it with the Company's Registrar and Transfer Agent as provided above; or

(b)

more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when property completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "proxy authorization form") which the Intermediary must follow. Typically, the proxy authorization form will consist of a one page pre-printed form.  Sometimes, instead of the one page pre-printed form, the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label containing a bar-code and other information.  In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares which they beneficially own.  Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meetings in person, the Non-Registered holder should strike out the names of the Management Proxyholders named in the form and insert the Non-Registered Holder's name in the blank space provided.  In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

EXECUTIVE COMPENSATION

(Form 41, B.C. Securities Act and Regulations)

Executive Officers

SUMMARY COMPENSATION TABLE

(Form 41, B.C. Securities Act and Regulations)

NAME AND PRINCIPAL POSITION		ANNUAL COMPENSATION			LONG TERM COMPEN- SATION	ALL OTHER COMPEN-SATION ($)
	PERIOD ENDED	SALARY	BONUS	OTHER	SHARES UNDER OPTION
STUART C. LEW Chief Executive Officer & Co-Chairman	May 31, 2002	$96,000	Nil	Nil	Nil	Nil
	May 31, 2001	$96,000	Nil	Nil	249,000	Nil
	May 31, 2000	$16,000	Nil	Nil	225,000	Nil

Note:

Certain columns may have been omitted because there was no compensation awarded to, earned by or paid to any of the named executives required to be reported in the above table.

OPTION GRANTS DURING THE MOST RECENTLY COMPLETED FISCAL YEAR

NAME OF EXECUTIVE OFFICER	OPTION GRANTED (#)	% OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN FISCAL YEAR	EXERCISE OR BASE PRICE ($/SHARE)	MARKET VALUE OF SECURITIES UNDERLYING OPTIONS ON DATE OF GRANT ($/SHARE)	EXPIRATION DATE
Nil

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

NAME OF EXECUTIVE OFFICER	SECURITIES ACQUIRED ON EXERCISE (#)	AGGREGATE VALUE REALIZED ($)	UNEXERCISED OPTIONS AT FISCAL YEAR END (#) EXERCISABLE/ UNEXERCISABLE	VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT FISCAL YEAR END ($) EXERCISABLE/ UNEXERCISABLE
Stuart C. Lew	249,000	$24,900.00	Nil	Nil

Note:  The aggregate value realized as shown above is calculated by the difference between the exercise price and the market price at the time of exercise, and does not necessarily mean the shares were sold.

Long Term Incentive Plans

The Company does not have any long-term incentive plans.

Pension Benefits

The Company does not currently have a pension benefits arrangement under which the Company has made payments to the directors and senior officers of the Company during its most recently completed financial year or intends to make payments to the Company's directors and senior officers upon their retirement (other than the payments set out above and those made, if any, pursuant to the Canada Pension Plan or any government plan similar to it).

Other Benefits

No remuneration was paid (other than the payments set out above and those made pursuant to the Canada Pension Plan or any government plan similar to it and payments to be made for, or benefits to be received from, group life or accident insurance, group hospitalization or similar group benefits or payments) during the Company's most recently completed financial year to the directors and senior officers of the Company, as a group, directly or indirectly, by the Company pursuant to any existing plan or arrangement.  The Company does not propose to make payments, directly or indirectly, in the future to the directors and senior officers of the Company, as a group pursuant to such a plan or arrangement.

Employment Contracts

The Company has not entered into any employment agreements during the Company's most recently completed financial year.

Termination of Employment

The Company has no plan or arrangement whereby any Executive Officer may be compensated in an amount exceeding $100,000 in the event of that officer's resignation, retirement or other termination of employment, or in the event of a change of control of the Company or a change in the Executive Officer's responsibilities following such a change of control.

Directors

The directors of the Company have not been compensated by the Company in their capacities as directors during the most recently completed financial year.

No pension plan or retirement benefit plans have been instituted by the Company and none are proposed at this time.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

None of the directors, senior officers, executive officers, promoters or other member of management of the Company, or any proposed nominees for election as a director of the Company or the Resulting Issuer, or any associates or affiliate of any such persons, is or has been indebted to the Company at any time since the beginning of the last completed financial year of the Company and no indebtedness remains outstanding as at the date of this Information Circular.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Each of Stuart Lew, Bakytzhan Oralbekov and Avtandil Koridze, all directors of the Company, has an interest in the proposed acquisition by the Company of HPTC.  Accordingly, Shares owned by these individuals will be excluded from voting on the proposed acquisition of HPTC. Other than the foregoing, no insider of the Company and no associate or affiliate thereof has any material interest, direct or indirect, in any transaction since the commencement of the Company's last financial year or in any proposed transaction which, in either case, has materially affected or will materially affect the Company or any of its subsidiaries.

PARTICULARS OF MATTERS TO BE ACTED UPON

Proposed RTO

Pursuant to the Share Exchange Agreement the Company has agreed to acquire all of the issued and outstanding share capital of HPTC which acquisition constitutes the RTO (see: "Business of the Resulting Issuer").  As consideration for the acquisition, the Company is proposing to issue to the HPTC Shareholders an aggregate of 20,000,000 Common Shares of the Company at a deemed price of $0.50 per Common Share, as follows:

Name of HPTC Shareholder	Number of Common Shares
Bakytzhan Oralbekov	10,000,000
Avtandil Koridze	10,000,000
Total:	20,000,000 (1)

(1)

Contemporaneously with the Completion of the RTO, pursuant to the Lew Agreement, each of Bakytzhan Oralbekov and Avtandil Koridze will direct the Company to issue 1,250,000 of these Common Shares (for an aggregate of 2,500,000 Common Shares) to Stuart Lew, a director of the Company, in order to provide incentive to Mr. Lew for his participation in the future growth and development of the Company.

The Common Shares issued pursuant to the RTO will be escrowed in accordance with the policies and requirements of the TSX Venture Exchange.  Upon completion of the RTO but excluding shares to be issued pursuant to the Financing, the Common Shares issued to the HPTC Shareholders and Mr. Lew will constitute approximately 51.5% of the Company's issued and outstanding common shares.  The RTO will be effected pursuant to the Share Exchange Agreement a copy of which will be available at the Meeting and will be provided upon request by phone (604) 734-7488, by facsimile (604) 734-7484, or mail (Suite 230 - 1501 West Broadway, Vancouver, British Columbia, V6J 4Z6), up to and including the day of the Meeting.

A number of the transactions associated with the RTO, including the RTO itself, require shareholder approval.  The disclosure in the remainder of this Information Circular is for the purpose of providing the Company's shareholders with the information necessary to evaluate this transaction.  In the event that the RTO is not approved by the Members, then the Company will not proceed with the RTO.  As the RTO consists of transactions in which each of the directors Stuart Lew, Bakytzhan Oralbekov and Avtandil Koridze has a personal interest, all shares held by these individuals will be excluded from voting.

Proposed Financing

Integral to the RTO is the completion of the Financing resulting in aggregate gross proceeds to the Company of a minimum of $2,000,000. The financing will consist of a public offering of Units by way of prospectus at a price to be negotiated by the Company and the Agent. The terms of the Financing and compensation payable to the Agent in connection therewith are subject to further negotiation.  The Financing is intended to be completed concurrently with completion of the RTO and the proceeds raised will be used by the Company to complete the research and development program on the Process, pursue the issuance of a patent on the Process, develop and implement an appropriate marketing plan for the Process and for general working capital.

The closing of the RTO is subject to completion of the Financing.

Shareholders' Agreement

In order for the RTO to be effected, the Company Act requires the RTO to be approved by ordinary resolution of the holders of Common Shares of the Company who are present and vote either in person or by proxy at the Meeting.  Shareholders of the Company will be asked to pass the ordinary resolution set out as Item 1 in Schedule "A", and the change in effective control of the Company resulting therefrom, as set out as Item 2 in Schedule "A".

On the closing of the RTO, the Company will be a Canadian federal corporation and will own all of the issued and outstanding shares of HPTC.  The name of the Company will be changed to "PowerNova Technologies Corporation" or such other name as may be acceptable to regulatory authorities, and the Board of the Company will consist of Stuart C. Lew, Bakytzhan Oralbekov, Avtandil Koridze, Phillip Webber, Kevin J. Smith and Sergei Siniachkin.

There is no assurance that the RTO will close and the resolution set out in Item 1 of Schedule "A" authorizes the Directors to abandon the transaction without further approval from the shareholders.  In accordance with the regulatory requirements, the following describes the proposed RTO and sets out disclosure with respect to the operations of HPTC.

Recommendation of the Board

The Board of the Company has unanimously approved the Share Exchange Agreement, the proposed RTO and the reorganization of the Company as contemplated herein.  The Board of the Company unanimously concluded that the RTO is in the best interest of the Company and its shareholders and recommends that the shareholders of the Company vote in favour of each of the resolutions related to the RTO proposed to be passed at the Meeting.

The Share Exchange Agreement sets out conditions precedent to the closing of the RTO and covenants and representations and warranties of the Company and HPTC's shareholders.  There is no assurance that the RTO will in fact take place.  The material terms and conditions of the Share Exchange Agreement are summarized below.  The following is a summary only and is qualified in its entirety by the terms of the Share Exchange Agreement.

Conditions Precedent

Under the Share Exchange Agreement, the following are conditions precedent to the closing of the RTO:

1.

The completion of satisfactory due diligence reviews;

2.

The confirmation of the Agent's sponsorship;

3.

Completion of the Financing;

4.

Acceptance of the RTO by the TSX Venture Exchange; and

Escrow Securities

All of the Common Shares of the Company issued to the HPTC Shareholders and Stuart Lew will be escrowed in accordance with the policies and requirements of the TSX Venture Exchange.  See "Securities of the Company Held in Escrow, in Pool or Subject to Hold Restrictions - Proposed Escrowed Securities".

Regulatory Approvals

In addition to the approval by the shareholders of the Company, the terms of the RTO are subject to the acceptance of the TSX Venture Exchange, and amendments may be made to the RTO in order to comply with their regulatory requirements.

Change of Name of the Company

The Company proposes to change its name to "PowerNova Technologies Corporation" or such other name as may be acceptable to regulatory authorities, concurrent with the closing of the RTO in order to reflect the business of HPTC.  The change of name will be conducted in conjunction with the continuation of the Company described below.

Continuation of the Company under the CBCA

In order to afford the Company with greater flexibility regarding the appointment of non-residents of Canada to the Company's Board of Directors and to permit the Company to change its name to "PowerNova Technologies Corporation", the Company intends to continue its corporate existence from the Province of British Columbia to the Corporations Directorate of Industry Canada under the CBCA (the "Continuance").  Shareholders of the Company will be asked at the Meeting to consider and, if thought fit, to approve by special resolution the Continuance of the Company from the Province of British Columbia to the Canadian federal jurisdiction in accordance with the provisions of the  and the Company Act.

If the shareholders of the Company approve the Continuance, the Company will file Articles of Continuance (see Schedule "B" attached hereto), with the Corporations Directorate of Industry Canada.  Upon approval of the Application and issuance by the Corporations Directorate of Industry Canada of a certificate of continuance, the Company will thereafter file the certificate of continuance with the British Columbia Registrar of Companies under the Company Act (the "BC Registrar"), whereupon the Company will be continued as a federal company.  The proposed Continuance must also be accepted for filing by the TSX Venture Exchange, and consented to by the BC Registrar.

If the Continuance is approved, a new form of By-Laws will be adopted to replace the existing Articles of the Company, and such By-Laws together with the Articles of Continuance, will constitute the governing instruments of the continued Company under federal law.  A copy of the proposed new form of By-Laws will be available for review by shareholders of the Company or their legal advisors at the Registered Office of the Company at Suite 1750 - 1185 West Georgia Street, Vancouver, British Columbia, V6E 4E6, during normal business hours up to the date of the Meeting.

In order to approve the Continuance and change of name, the shareholders are requested to consider and, if thought fit, pass with or without amendment, the special resolution set out as Item 3 of Schedule "A", which in order to be passed requires 75% of the votes present in person or by proxy to vote in favour of the resolution.

Effect of the Continuance

Upon the continuation of the Company under the federal laws of Canada, the Company will cease to be a company under the laws of British Columbia.  Further, the Company will continue to hold all of its property, right and interest, and be subject to all of its debts, liabilities and obligations.

The Continuance will not have any material consequences to the rights of shareholders of the Company, as the federal corporate laws afford similar rights and remedies to shareholders as set out under the Company Act.  Although members are advised to seek their own independent tax advice, the Continuance will not have any material income tax consequences to the Canadian shareholders of the Company holding shares as capital property.  The Continuance will likewise not have material income tax consequences to the Company.

Rights of Dissent to the Continuance

Section 37(4) of the Company Act provides a right of dissent to shareholders of the Company for the Continuance.  A dissenting shareholder may until two days prior to the meeting, give the Company a notice of dissent by registered mail addressed to the Registered Office of the Company at Suite 1750, 1185 West Georgia Street, Vancouver, British Columbia, V6E 4E6, with respect to the Continuance.  As a result of giving a notice of dissent, a shareholder may, within 14 days of receiving notice of intention to act under s. 207 of the Company Act from the Company, require the Company to purchase all of the shareholder's shares in respect of which the notice of dissent was given.  To exercise this right, the shareholder must deliver to the Company, within the said 14 day period, a further notice requiring the Company to purchase all the shareholder's shares in respect of which the notice of dissent was given, and deliver the share certificate or certificates representing such shares to the Company.  Thereafter, the dissenting shareholder is bound to sell those shares and the Company is bound to purchase them at their fair value as of the day before the date on which the resolution approving the Continuance was passed, including any appreciation or depreciation in anticipation of the vote on the Continuance.

The foregoing does not purport to provide a comprehensive statement of the procedures to be followed by a dissenting shareholder, and a shareholder dissenting to the Continuance should refer to the provisions of the Company Act and consult his or her legal advisor.

Available Funds and Principal Purposes

The Company will receive net proceeds of a minimum of $1,860,000 and no maximum (assuming payment of a 7% commission to the agent) from the Financing. The following table sets out the proposed principal use of funds, listed in order of priority, assuming the Financing is completed:

	Objective	Minimum Financing Amount
(a)	Estimated remaining costs of the RTO and Financing	$215,000
(b)	Sponsorship Fee	$30,000
(c)	fund costs of obtaining and defending process patents	$100,000
(d)	fund further research and development programs	$725,000
(e)	fund costs of marketing and business development	$255,000
(f)	General and administrative expenses for a 12 month period following the completion of the RTO	$500,000
(g)	reserve for general working capital	$360,000
	TOTAL	$1,860,000

The Company will spend the funds available to it on the completion of the RTO to further its stated business objective set out in "Business of Resulting Issuer".  There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary in order for the Company to achieve its stated business objectives.

Conflicts of Interest

There is no conflict of interest between the Company and the Agent.  None of the proceeds of the proposed Financing will be applied directly or indirectly for the benefit of the Agent or any party related to the Agent.

BUSINESS OF THE RESULTING ISSUER

Description and General Development of the Business

The Company was incorporated in British Columbia and has been engaged in the manufacture and distribution of beverage products since 1986. In 1999, market conditions in the beverage industry limited the potential and the profitability of the Company. As a result, the Company's Management made the decision to evaluate opportunities to diversify or change the Company's business.

Dr. Avtandil A. Koridze, Head of the Laboratory of Organometallic Cluster Chemistry at the Institute of Organometallic Compounds of the Russian Academy of Sciences, Moscow, invented the Process concept in 1997. Due to lack of government funding for the Process, Mr. Bakytzhan Oralbekov, who was acquainted with Dr. Koridze’s work through previous dealings, began to privately fund Dr. Koridze’s research and development work on the Process. The funding was carried out through Riaks Ltd. (“Riaks”), a private Russian company beneficially owned by Mr. Oralbekov. Thereafter, Mr. Oralbekov and Dr. Koridze agreed to work together with the goal of completing the necessary research and development work and ultimately commercializing the Process.

The research is being performed in two laboratories both under the supervision of Dr. Koridze; one of the laboratories is at the Russian Academy of Sciences, Moscow and the other is at the State University of Tbilisi in Tbilisi, Georgia. The scientists at both laboratories have been working on the development of the Process under the direction of Dr. Koridze based on a new type of catalyst that allows for rapid and selective dehydrogenation of organic liquids such as propane, butane and cycloalkanes. The synthesis of the catalyst formulation is expected to provide the highly active and selective catalyst required for commercial production of hydrogen.

On April 21, 2000, Riaks entered into an agreement with the State University of Tblisi to conduct research and development work on the Process (the “Tblisi Agreement”. Pursuant to the Tblisi Agreement, the State University of Tblisi agreed to allow research and development work to be conducted at its facilities for a payment of US$4,000 which has been paid.

On June 13, 2000, Riaks agreed to transfer all its interests in the Process to PowerNova Energy Ltd. (“PE”), a newly established British Columbia company equally owned by Riaks and the Company. A condition to the vesting of the Company’s 50% interest in PE was that the Company provide funds of US$500,000 for research and development of the Process.

On October 13, 2000, Hydrogen Production Technologies Corp. (“HPTC”), a newly incorporated British Virgin Island company beneficially owned by Dr. Koridze and Mr. Oralbekov, entered into an agreement with the Russian Academy of Sciences (“RAS”) to conduct research and development on the process (the “RAS Agreement”). Pursuant to the RAS Agreement, the Russian Academy of Sciences agreed to allow research and development work to be conducted at its facilities for a payment of US$25,000 of which US$20,000 has been paid as at the date of this Information Circular. The remaining US$5,000 to be paid upon completion of the research and development program.

On November 2, 3000 the Company, Riaks, HPTC and Mr. Oralbekov entered into the Share Exchange Agreement pursuant to which the Company would acquire all the issued shares of Riaks and HPTC (thereby acquiring 100% of the rights to the Process) in consideration for the issuance of 16, 200,000 shares of the Company and payment of US$100,000 cash (previously paid pursuant to the June 13, 2000 agreement). At the time of the November 3, 2000 agreement, Dr. Koridze’s beneficial interest in the Process was held in trust by Mr. Oralbekov and Riaks. The November 3, 2000 agreement replaced the June 13, 2000 agreement between Riaks and the Company and as a result, PE, a shell company, was abandoned. The parties believed that the revised corporate structure, wherein the Company would hold 100% of the interests in the Process, would be more readily accepted by the investment community and enhance the ability to raise further capital for the project.

On February 28, 2001 Riaks assigned to HPTC all its rights to the Process and to the RAS Agreement for nominal consideration. Much like the rationale behind the November 3, 2000 agreement, the parties believed that having two separate companies (Riaks and HPTC), incorporated in two different jurisdictions (Russia and the British Virgin Islands), both holding interests in the Process, was overly complicated and unnecessary. In result, HPTC, a private company, equally owned by Dr. Koridze and Mr. Oralbekov, is the sole owner of all the rights to the Process and to the RAS and Tblisi Agreements.

On June 21, 2001 the Company, Riaks, HPTC, Mr. Oralbekov and Dr. Koridze agreed to amend the November 3, 2000 Share Exchange Agreement by extending the date for completion of the RTO and increasing the share consideration to 17,950,000 shares of the Company. Also, on June 30, 2002, the Share Exchange Agreement was further amended by extending the deadline for completion of the RTO to October 30, 2002.

As at the date of this Information Circular, research and development work on the Process continues to be undertaken at the Russian Academy of Sciences in Moscow, Russia, pursuant to the terms of the RAS Agreement. The Company and HPTC are in the process of completing research and development work on the Process and plan to conduct tests on the Process, establish a working prototype utilizing the Process and implement a marketing strategy with the goal of commercializing the Process for a variety of application, details of which plans are more particularly described in this Information Circular.

Summary and Analysis of Financial Operations (HPTC)

The following Table sets out selected audited financial information concerning HPTC.

PERIOD FROM INCORPORATION ON SEPTEMBER 6, 2000 TO MAY 31, 2002
Assets (acquisition cost of hydrogen production technologies).	$16,563
Current Liabilities (due to Company)	$233,018
Working Capital (Deficiency)	($233,018)
Shareholders' Equity
Share Capital	$150
Deficit	($216,305)

Discussion and Analysis of HPTC's Operations

Since incorporation, HPTC has had limited financial activity. It has share capital of $100 outstanding comprised of 50,000 common shares issued at a price of $0.002 per share. HPTC now serves as a holding company, its only assets consist of the Process and the RAS and Tbilisi Agreements. Since entering into the original agreement to acquire a 50% in PowerNova Energy Ltd., all research and development work on the Process has been funded by the Company by way of loan to HPTC. HPTC has capitalized the rights to the hydrogen production technology at $16,563 representing the Canadian currency equivalent of the payments made under the RAS and Tblisi Agreements as at May 31, 2001 (see “Business of the Resulting Issuer – Description and General Development of the Business”). From June 1, 2001 to May 31, 2002, HPTC received advances from the Company totaling $127,997.27 which have been used to fund research and development work on the Process. During the year ended May 31, 2002, the Company paid Russia salaries of $98,051.65.

The following chart sets out particulars of all costs incurred by HPTC and paid by the Company from June 1, 2001 to May 31, 2002:

Description of Cost	Amount Expended
Salaries and Consulting fees	$98,051
Rent	$5,425
Office Supplies	$5,129
Chemicals and Lab Supplies	$14,387
Travel	$5,003
TOTAL:	$127,997 (1)

(1)

Funded from the proceeds of sale of Special Warrants and loaned by the Company to HPTC.  Holders of Special Warrants have agreed that in the event the RTO is not completed for any reason whatsoever, the Company will assign to such holders all its interest in the loans to HPTC and thereafter the Company will have no further liability to issue its securities to the holders and the sole recourse of the holders will be against HPTC. (see “Options and Other Rights to Purchase Securities – Special Warrants”).

Summary and Analysis of Financial Operations (Company)

The following Table sets out selected audited financial information concerning the Company. The Audited financial statements of the Company are attached as Schedule “B” to this Information Circular.

	PERIOD FROM JUNE 1, 2001 TO MAY 31, 2002	PERIOD FROM JUNE 1, 2000 TO MAY 31, 2001
Expenses:
Amortization	$11,930	$9,765
Consulting Fees	$120,754	$218,669
Wages and Benefits	$148,130	$77,681
Office and General	$139,382	$140,267
Write of Advance to Riaks	-	$149,624
Total Expenses:	$358,654	$596,006

Net loss from continuing operations	$358,654	($596,006)
Net income from discontinued operations	-	$5,475
Net (loss) income for the year	$358,654	($590,531)

Working Capital	($183,146)	($41,119)

Shareholders’ Equity	$22,771	$80,623

Number of Issued and Outstanding Shares	19,244,402	18,061,777

Discussion and Analysis of Financial Operations (Company)

The Company has entered into a Share Exchange Agreement dated November 3, 2000 to issue 17,950,000 shares of the Company in exchange for all the shares of Hydrogen Production Technologies Corporation which hold the rights to the Process. The Share Exchange Agreement has been subsequently amended to issue 20,000,000 shares of the Company in exchange for all the shares of Hydrogen Production Technologies Corporation. A bonus of 9,000,000 shares of the Company will be issued to Dr. Koridze and Mr. Oralbekov upon the achievement of revenues of $10,000,000 generated by the sale of the technology. As at May 31, 2001, the Company issued 1,192,500 Special Warrants at an issue price of $0.40 per unit for gross proceeds of $477,000. As at May 31, 2002, the Company issued 1,439,323 Special Warrants at an issue price of $0.40 per unit for gross proceeds of $575,729.  Each Special Warrant will be convertible into a unit consisting of one common share and one share purchase warrant of the Company upon issuance of a final receipt for a prospectus to be filed by the Company. Each share purchase warrants will entitle the holder thereof to purchase one additional common share of the Company within a 24 month period at a price of $1.00 per share (see “Options and Other Rights to Purchase Securities – Special Warrants”). The Company has advanced to HPTC and paid expenses directly on behalf of HPTC in the total amount of $326,372 to date on account of development expenses (see “Discussion and Analysis of HPTC’s Operations”) which amount is assignable to the holders of certain Special Warrants of the Company should the combination not be effected. All of these finds were advanced from the proceeds of the sale of Special Warrants. The Company also wrote-off the initial US$100,000 advance payment made to Riaks under the original purchase agreement concurrent with entering into the June 21, 2001 agreement.

Stated Business Objectives

Following the completion of the RTO and Financing the Resulting Issuer’s will short term focus will be on completing research and development of the Process and securing patent protection. A provisional patent application was filed with the United States Patent and Trademark Office on March 8, 2000 and a patent application was filed with the World International Patent Organization in Geneva on March 8, 2002. Its long term objective is to commercialize the Process by negotiating licensing and royalty agreements with domestic, international and multinational companies involved in transportation, power generation and other industrial industries (such as automobile manufacturers, integrated oil and gas companies, electric utilities, chemical refiners and fuel cells companies). It is expected that research and development work will be completed in the fourth quarter of 2002.

Acquisitions and Dispositions

HPTC has not been involved in any other material acquisitions or dispositions to date, other than the acquisition of the rights to the Process and described under “Business of the Resulting Issuer – Description and General Development of the Business”

Management

Upon completion of the RTO, the Company's current directors will remain. Accordingly the new board of directors of the Company will be comprised of Stuart C. Lew, Bakytzhan Oralbekov, Avtandil Koridze, Sergei Siniachkin, Phil Webber and Kevin Smith with Mr. Lew serving as the Company's Chief Executive Officer, Mr. Oralbekov serving as the Company's President, Mr. Webber serving as the Company's Chief Financial Officer and as the Company's Secretary. Both Stuart Lew and Bakytzhan Oralbekov will play key roles in the growth and development of the Resulting Issuer and will serve as co-chairmen of the Company's Board. They are and will continue to be responsible for overall strategic development of the Company and the management of all issues relating to intellectual property protection, financing, organizational development and business development. The background of each of the members of the Company's management team following completion of the RTO is as follows:

Stuart Lew, Director, Co-Chairman and Chief Executive Officer (Age: 43)

Stuart Lew is the sole remaining co-founder and has managed the Company's growth since 1986. Mr. Lew has extensive experience in all aspects of business development and management and has demonstrated skill in recognizing emerging market opportunities and developing and marketing products to capitalize on those needs. He holds a bachelors degree from the University of Western Ontario and a diploma in a Financial Management from BCIT.  Mr. Lew will devote 100% of his time to the business of the Resulting Issuer.

Bakytzhan Oralbekov, Director, Co-Chairman and President (Age: 29)

Mr. Oralbekov is an entrepreneur who, since 1997, has privately financed the research on new technologies, which in one case led to the filing of a patent application for an electric signal transmission line process. Although the patent was ultimately not pursued, Mr. Oralbekov has more recently concentrated on the research and development of the HPTC hydrogen production process. He also has been an international journalist from 1997 to 2000.  As a principal shareholder, Co-Chairman and President, Mr. Oralbekov will continue to play a key role in the research and development and the sales and marketing of the hydrogen production technology, administering the Moscow office and corporate relations.  Mr. Oralbekov will devote 100% of his time to the business of the Resulting Issuer.

Avtandil Koridze, Director, Vice President, Research & Development and Chief Technology Officer (Age: 62)

Dr. Koridze graduated from the Moscow Institute of Petrochemical and Gas Industry in 1962, in the rank of engineer of oil and gas refining. Dr. Koridze earned a Ph.D. degree in organometallic chemistry from the Moscow Institute of Petrochemical and Gas Industry in 1969. In 1988 he became a Doctor of Sciences at the A.N. Nesmeyanov Institute of Organo-Element Compounds of the Russian academy pf Sciences, Moscow where he is currently Head of the Laboratory of Organometallic Cluster Chemistry. He is a specialist in organometallic chemistry of transition metals, having approximately 150 publications in chemical journals, including the Russian Chemical Bulletin, the Journal of Chemical Communications, Organometallics, and the Journal of Organometallic Chemistry. His fields of specialty include transition metal clusters, activation of hydrocarbons by transition metal complexes, and intramolecular rearrangements in organometallic complexes. Dr. Koridze will devote 100% of his time to the business of the Resulting Issuer.

Sergei Siniachkin, Director and Vice President (Age: 55)

Mr. Siniachkin is currently a Director of Invest Medtech of Moscow, Russia and a former Senior Official with the Ministry of Foreign Trade in Moscow. Mr. Siniachkin will be involved in business development on a day-to-day basis. Mr. Siniachkin will devote a significant portion of his time in developing a market for the Process in Germany. His prior experience in dealings with the Russian government are of considerable value in ensuring that laboratory research and development of the Process continues effectively. Mr. Siniachkin will devote 100% of his time to the business of the Resulting Issuer.

Dr. Kevin Smith,  Director (Age: 48)

Dr. Smith is a Professor and Department Head at the University of British Columbia’s Department of Chemical and Biological Engineering.  He held the Chair of the Catalysis Division at the Chemical Institute of Canada from 1998 to 2000 and has 17 years experience in research and development related to applied catalysis, natural gas conversion and synthesis gas conversion. Dr. Smith was approached by Mr. Lew in order to assess the Process and traveled to Russia to investigate the Process and conduct due diligence thereon.  His findings and insight were of critical importance to the Company's decision to negotiate its participation in the development of the Process.

Phillip Webber, C.A., Director  (Age: 47)

Mr. Webber is a Chartered Accountant and a principal of EnAble Performance, an environmental auditing company. During the period 1989 to 1999, Mr. Webber worked in various positions with B.C. Hydro, most recently as a Financial Services Manager. Mr. Webber has gained considerable experience in the field of environmental-financial management over the last ten years with Enable Performance and B.C. Hydro. Prior to joining B.C. Hydro in 1989, Mr. Webber was an auditor for Price Waterhouse in Vancouver, B.C. and Melbourne, Australia.  Mr. Webber will devote 20% of his time to the business of the Resulting Issuer.

INDUSTRY

Overview

Hydrogen is increasingly considered to be an important source of energy for the 21st century. The rapid improvements in fuel cells are partly responsible for this change. Since the fuel cell does not burn fuel, but rather catalyzes it, the fuel cell is regarded as a way to address green house gas emissions, as well as dwindling oil reserves.

The commercialization of hydrogen fuel is being advanced by various trends impacting the energy-based industries. The increasing cost and scarcity of fossil fuels, environmental considerations, recent advancements in hydrogen fuel technology and hydrogen fuel systems are resulting in energy industries focusing on the commercial opportunities associated with hydrogen fuel.

Hydrogen can be used to power fuel cells in motor vehicles, residential and industrial stationary power plants and battery powered consumer products. Abundant in the universe, hydrogen combines with other elements to form compounds and is produced by separating the elements that it is attached to. In industrial applications, high temperature steam (between 700 – 900o C) separates hydrogen from carbon atoms in natural gas (CH4). This method of hydrogen production is called steam reforming.

Other than steam reforming and electrolysis of water, there are no commercially viable hydrogen production technologies in the consumer or mass market, such as will be required in fuel cell vehicles. As demand for hydrogen rises beyond its industrial uses, new and cost effective technology will have to be developed that can produce hydrogen as an energy carrier for the mass markets. This new technology has to overcome numerous challenges such as size, weight, cost, high temperature requirements for the process and other associated obstacles such as slow start ups, transient response capabilities, storage, safety and infrastructure issues.

While it is commonly viewed that hydrogen powered fuel cells are the future, hydrogen gas is expensive to produce and is not widely available. Hydrogen is also difficult to store and low in energy density thereby commonly requiring large, bulky storage tanks.

HPTC Management anticipates that upon completion of research and development, the Process will produce hydrogen from fuel in a low temperature reaction (about 200 degrees Celsius).  It will enable the efficient production of hydrogen by a chemical reaction that has zero carbon dioxide emissions. Management believes this process will be the first safe, cost effective, reliable and practical hydrogen production technology.

HPTC's approach utilizes a unique process of hydrogen production that overcomes some of the inherent drawbacks of conventional steam reforming. Although still in development, it is expected that HPTC's solution will produce hydrogen in a process significantly less costly than steam reforming while at the same time eliminating carbon dioxide emissions from the vehicle. Carbon dioxide is a major contributor to global warming and is emitted as a by-product from conventional reforming.

There are many factors accelerating the development and acceptance of a hydrogen powered future. This includes remarkable progress in overcoming technical difficulties, as well as overcoming the inertia of the established economic structure. Environmental considerations are also accelerating the transition through the legislated imperative of reduced emissions. Collaboration within and between the automotive and energy industries, as well as with regulators is also of critical importance to the pace of development.

For the new fuel to be successful it requires the kind of R&D pooling, cross-industry partnership and government intervention that is taking place.

Government Support

Government support and coercion is critical to overcoming numerous technical and institutional hurdles, given the magnitude of the investments required and the associated risks. There is a high level of hydrogen related investment and activities being promoted and legislated from various governments and agencies, some of which are outlined below.

•

International Energy Agency Hydrogen Program

•

NASA, Department of Transportation, Department of Defense, and other US federal agencies.

•

Hydrogen Future Act. Legislation and funding aimed at enabling America to move more rapidly towards its hydrogen future.

•

The Department of Energy, Fuel Cell Energy program.

•

Breakthrough Technologies Institute in Washington.

•

Fuel Cells Canada.

•

The California fuel cell partnership.

•

The Iceland Project: Co-operative project sponsored by the Icelandic Government., Norsk Hydro, Shell and Daimler-Chrysler to test hydrogen fuel cell buses and cars.

•

Partnership for a New Generation of Vehicles (PNGV). A leading government-industry program aimed at strengthening America’s developing technologies for a new generation of vehicles.

These are only a few of the government sponsored agencies and initiatives that are accelerating the transition to a hydrogen based economy. The legislative framework and government support will benefit the Resulting Issuer as it is driving the need for immediate solutions, accelerating the growth of the market as well as providing financial incentives. The pace of change represents considerable opportunity for companies that can provide solutions and services to meet the needs of a rapidly emerging industry.

Industry Collaboration

The paradigm shift represented by the transition to a hydrogen economy is resulting in many new organizations and companies seeking to capitalize on the emerging opportunities. The rapid pace of technological change and the breakdown in the established industry structures is resulting in new businesses, partnerships, alliances and joint ventures including:

•

Texaco and Ovonic joint venture focusing on PEM fuel cells and fuel-processing

•

International Fuel Cells and Toshiba joint venture to combine research efforts, and accelerate the development of fuel cell technology.

•

Enbridge and Global ThermoElectric form strategic alliance to develop and distribute natural gas fuelled fuel cell products.

•

Shell and International Fuel Cells establish fuel processing joint venture

•

Daimler Chrysler AG and Shell Hydrogen research co-operation.

•

United Technologies joint venture with Royal Dutch/Shell and Toshiba Corp. to develop and market fuel cells and components.

•

Daimler Chrysler AG and Ford major shareholders in Ballard Power

•

Mobil Corp. and Ford strategic alliance to speed the development of breakthrough fuel and vehicle technologies.

•

Ballard Power and Millennium Fuel Cell strategic alliance.

•

GM and ExxonMobil collaborate to develop gasoline processor for fuel cells

Environment

With environmental protection becoming a global trend, clean and cost efficient fuel will be the key to future economic development and sustainable growth. According to a recent study by the Intergovernmental Panel on Climate Change, global surface temperatures are increasing at an alarming rate. Various other studies are confirming the trend to global warming and the resultant impact on global weather patterns and temperatures.

Greenhouse gases are gases in the Earth’s atmosphere that absorb infrared radiation sent out from the Earth’s surface. Most greenhouse gases are natural and provide an atmospheric balance that keeps the earth at its current temperature. Increased concentrations of carbon dioxide, which are caused by the inefficient burning of fossil fuels, are the primary concern.

The current high price of oil highlights the fact that oil reserves are dwindling and that it is becoming more expensive to extract it. It has been estimated by the U. S. Geological Survey that, based on current reserves and anticipated discoveries, the amount of remaining oil worldwide would sustain the current rate of worldwide consumption for another 63 to 95 years (Source: American Petroleum Institute).

Legislation

A major driving force for the development of advanced propulsion technologies such as fuel cells is the increasingly stringent emission regulations facing auto manufacturers in the US and overseas.

On September 8, 2000 the California Air Resources Board (CARB) voted unanimously to keep California’s ZEV (Zero Emission Vehicle) mandate in place. By 2003, 10% of new automobiles sold or leased in the state must have zero or near-zero tailpipe emissions. Only 4% must be pure ZEV, 6% can be SULEV (Super Ultra Low Emission Vehicle) to receive partial credit towards the 10% ruling.

The CARB ruling is significant in that it greatly accelerates the efforts of automakers to focus on developing vehicles that meet the requirements. The challenging emission requirements accelerate the market acceptance for fuel cell vehicles with their very low or zero emission characteristics. California is considered the world’s most influential policy maker when it comes to air pollution. California leads the way as several other US states automatically adopt the standards and measures set there.

There are numerous other initiatives aimed at addressing the pollution problem. Greenhouse gas emissions are a global concern.  The Kyoto agreement is noteworthy in that the world is starting to address what is a critical issue for our long term survival and well being.

A rapid transition to a hydrogen powered future is becoming a legislated imperative.

HYDROGEN

Overview

Hydrogen is the simplest and most abundant element in the universe, making up an estimated 90% of the mass of the universe. Hydrogen (H) does not exist by itself on earth; it is combined with other elements such as oxygen (H2O or water) or carbon such as methane (CH4) or petroleum. Hydrogen is classified as a secondary source of energy, or an energy carrier that can be used to store, move and deliver energy in a practical way. It has many applications and can be used for transportation, heating and power generation, making it a versatile form of energy carrier. Moreover, it has the highest energy content per unit of weight (52,000 British Thermal Units per pound) of any known fuel, which makes it an extremely efficient source of energy.

NASA has used hydrogen to power fuel cells in the space program since the 1960s, because it is extremely efficient, and the only byproducts are water, which is used as drinking water by the crew, and heat, which can be used for other applications. A fuel cell relies on chemistry, not combustion, to produce power. Inside the fuel cell, hydrogen passes over one electrode and oxygen passes over the other; a process that generates electricity, water and heat. Fuel cells can power cars, heat homes, light cities, and provide electricity to laptop computers and cell phones.

At least eight automakers plan to commercialize fuel cells in the 2003 to 2005 time frame and many more utilities and appliance companies have similar plans for stationary and portable markets. All face the key issue of how to provide hydrogen to the fuel cells. Currently, in the transportation industry, automakers have two main fuel choice options: either produce the hydrogen on the ground and then store it on board the vehicle (the direct hydrogen option) or produce the hydrogen on the vehicle by means of a tiny on board hydrogen plant (the on board fuel processor option). Each option can produce hydrogen from natural gas, methanol, ethanol, gasoline, or diesel.

Technical Challenges

In order for hydrogen to be adopted as a key power source there are various technical challenges that must be addressed. These challenges include high temperature conversion, emissions, cost and efficiency. There are particular challenges facing its use in transportation applications including safety concerns, size and storage constraints and infrastructure requirements.

In automotive applications, a key issue is storage. Hydrogen is a gas at normal temperatures and can be compressed and stored in cylinders to overcome volume related limitations. It can also be kept as a liquid at temperatures of minus 423.2 degrees Fahrenheit (-423.2oF or -253oC). When cooled to a liquid state, this low-weight fuel takes up 1/700 as much space as it does in its gaseous state. This leads to other problems as the size, volume and temperature requirements for the storage of hydrogen are not yet practical in small scale applications such as motor vehicles. The lack of a distribution system for hydrogen as a transportation fuel, further adds to these challenges. Also, safety is a critical issue as hydrogen is highly volatile. “Direct hydrogen”, or refueling with direct hydrogen, is one option that can be used to overcome the safety issues. It should be recalled that storing hydrogen as a liquid is a difficult process because the hydrogen must be cooled to -423.2o F. Refrigerating hydrogen to this temperature uses the equivalent of 25% to 30% of its energy content, and requires special materials and handling. This makes this option impractical due to efficiency and distribution issues. Additionally, for hydrogen to be competitive to traditional sources of energy, especially on board vehicles, the system must be refueled simply and quickly.

The direct hydrogen option also has limitations due to safety concerns and volumetric constraints associated with on-board storage systems. Both government and industry are favouring on-board fuel processing as a practical alternative. A major benefit is that on-board processors utilize the existing fuel infrastructure and are a practical approach. Hydrogen, however, will need to be produced on demand in a dynamic process which is, currently, not viable. A concern is that on-board processing does not usually have the long-term societal benefits of direct hydrogen as it is not typically a zero emissions process.

Hydrogen Production

Although hydrogen is abundant in the universe, on earth it normally doesn’t exist by itself. It combines with other elements to form compounds and can be produced using various methods by separating the elements that it is attached to. In industrial applications, high temperature steam (between 700o and 3000o C) separates hydrogen from carbon atoms in natural gas (CH4). This method of hydrogen production is called steam reforming.

Other than steam reforming, there are no commercially viable hydrogen production technologies. As demand for hydrogen rises beyond its industrial uses, a new and cost effective technology will have to be developed that can produce hydrogen as an energy carrier for the mass markets. This new technology has to overcome numerous challenges such as large size, weight and cost, high temperature requirements for the process as well as other obstacles such as slow start ups, transient response capabilities, storage and infrastructure issues.

Steam reforming hydrocarbon fuels to a hydrogen rich gas is a well-established technology at the industrial level. Utilizing the process to power fuel cells is more complicated as three or four integrated units are typically required to reform the fuel and reduce the CO2 content to a level that will not poison the fuel cell stack. This complicates the design, construction and control of the reformer.

Due to the problems of hydrogen storage in transportation applications, on board fuel processors are considered to be the most feasible means of making fuel cell passenger vehicles a reality. There are many technical considerations involved in their design and development depending on the fuel used and the device application (e.g. automobiles, buses, power generators and distributed hydrogen fuelling stations). The challenge for developers is to manufacture an inexpensive, very compact reformer capable of quick start-up and fast dynamic response.

Current technology, such as that being developed by Ballard Power Systems, is based on an on-board steam reformer that converts either natural gas or methanol to hydrogen. This approach requires a complex fuel supply system consisting of a high temperature reformer, a converter to remove the toxic carbon monoxide byproduct of reforming, and a purifier to recover the hydrogen. An important consequence of this process is that carbon dioxide, the main cause of global warming, is also emitted from the vehicle. Additionally, both methane (which is a greenhouse gas itself) and natural gas lack the required distributional infrastructure for mass markets.

Gasoline Processing

Gasoline reforming is considered to be more complex, requires higher temperatures than methanol reforming and is considered to be two to three years behind methanol and natural gas reforming in development. Despite the technical difficulties, gasoline reforming is the transitional technology most favoured by oil companies and auto manufacturers. Extensive research efforts have been undertaken by various organizations to develop gasoline fuel processors that are smaller, lighter and less expensive than today’s reformers. The research is resulting in ongoing improvements that are impacting the areas of cost, performance, safety, reliability and fuel economy.

A major advantage of gasoline as a fuel is that it can use the current established production and distribution infrastructure, which provides significant benefits in fuel availability, investment costs, and the potential market penetration. Consumers want practical solutions and the gasoline processor is recognized as a key to meeting the immediate needs of fuel cell powered vehicles. The demand for such vehicles will also be driven by the improved fuel economy of gas fuelled fuel cells which are two to three times more efficient than the internal combustion engine.

One of today’s gasoline processing technologies is a partial oxidation (POX) reformer. The reforming process begins at temperatures of 800o to 1300o Celsius with the fuel going through four stages of reforming and gas cleanup. The resulting hydrogen-rich gas stream is then supplied to a fuel cell.

Argonne National Laboratory has developed a quick start, efficient, POX reformer that produces high hydrogen concentrations and low levels of carbon monoxide. The catalysts allow the reformer to operate at about 750o Celsius. It is expected that lower weight and operating temperature can be attained through improvements in the catalysts used. This is recognized as an area meriting further research.

The ExxonMobil and GM research efforts are combining knowledge of fuels and gasoline processor system design to accelerate prototype development. They are presently running second generation-designs with a third planned shortly.

The above mentioned fuel processor research efforts all take an incremental approach to the cost/weight/performance parameters. Through clever engineering, improvements are gradually made. Despite significant and ongoing improvements, the fuel processor is still a complicated, heavy and expensive part of the fuel cell powered engine.

PROPRIETARY PROTECTION

Dr. Koridze filed a provisional patent application with the United States Patent Office on May 8, 2001 in respect of the Process. Dr. Koridze’s interests in the provisional patent application has been assigned to HPTC. Upon completion of the RTO and Financing, the Company plans to file a formal patent application with the United States Patent Office in respect of the Process. The Company has allocated $100,000 from the proceeds of the Financing to fund the costs of obtaining and defending the U.S. Patent application in Europe and Japan. The Company will require an additional financing to fund the costs of the European and Japanese patent applications. A patent application has bee filed with the World Intellectual Property Organization on March 8, 2002.

OPERATIONS

Dr. Koridze’s research and development on the Process began in August 1999 at the Russian Academy of Sciences and the State University of Tblisi. On April 21, 2000, the Tblisi Agreement was signed with the State University of Tblisi which outlined the research and development in the creation of hydride complexes of transition metals – catalysts for the activation of hydrocarbons. On October 13, 2000 the RAS Agreement was signed with the Russian Academy of Sciences in Moscow to develop novel methods of synthesis and preparation of a new homo and heteronuclear complexes of platinum group metals as the catalysts for the hydrogenation and dehydrogenation of hydrocarbons. Dr. Koridze continues to direct all the research and development under both the Tblisi and RAS Agreements. The research and development will be completed in three phases. Phase one involved four scientists and was completed in eleven months. Phase two was completed in seven months and involved nine scientists who determined the formulation and synthesis scheme of the Process and developed new methods of synthetic protocols for some crucial compounds. Phase three is scheduled for completion in the fourth quarter of 2002. Ten scientists are working on phase three where real time synthetic experiments with the catalysts are being performed. After successful completion of phase three, the catalyst will be tested by independent laboratories including university laboratories, private laboratories and the laboratories of potential customers. The catalyst is expected to have a wide of applications and modifications may be required for specific target applications.

THE PROCESS AND FUTURE DEVELOPMENTS

Overview

The technical feasibility of hydrogen production with no CO2 emissions through the  process of thermocatalytic decomposition of hydrocarbons has been demonstrated in reported studies. Unfortunately, these research efforts merely identified various forms of catalysts that warranted further evaluation. In short, there has been widespread recognition of the technical possibilities but suitable catalysts had not been identified. Dr. Koridze’s research has focused on the development of catalysts that allow the reforming process to begin at much lower temperatures. Low temperature chemical reforming is important because it results in a less expensive system due to the lower costs of mechanical design and the utilization of more conventional materials as opposed to exotic alloys.

The Process, if successfully developed, will enable hydrogen to be produced from a liquid hydrocarbon fuel at temperatures about 200o Celsius without the formation of carbon dioxide. The Process is based on the development of a new type of catalyst that allows for rapid and selective dehydrogenation of organic liquids such as propane, butane, and cycloalkanes. The technical terminology for the process is Alkane and Alkane Group Dehydrogenation with Organometallic Catalysts.

Advantages of the Process

The implications of successful development of the Process are significant as it has the potential to represent a watershed breakthrough in hydrogen production. A breakthrough will address the problem of hydrogen delivery, which is the biggest obstacle to the widespread adoption of fuel cells.

Simple Production of High Purity Hydrogen

HPTC's Process is based on a catalyst design for the dehydrogenation reaction that will have 100% selectivity toward hydrogen. By contrast, on-board steam reforming of natural gas or methanol requires two additional steps prior to feeding the hydrogen to the fuel cell. (The reformer is followed by a water-gas-shift reactor that converts carbon monoxide to carbon dioxide. The product gas is then separated to recover the hydrogen).

Easily Transportable Liquid Fuel

The fuel of the Process would be easily transportable liquid hydrocarbon similar to the components of gasoline. Consequently it would be compatible with current refinery operations and the gasoline distribution system. By contrast, on-board steam reforming has to deal with the storage and the transportation of natural gas or methanol, which require additional infrastructure and special handling procedures.

More Efficient Low Temperature Production of Hydrogen

Conventional steam reforming of natural gas has low thermal efficiency (about 50%) and requires very high temperatures (7000C to 9000C).

Cost Competitive

Management anticipates that the Process will be cost competitive for several reasons including the following:

•

High efficiency due to a high conversion rate at low temperatures.

•

The units required to process the gas are practical, low cost and work at low temperatures.

•

The gasoline required to fuel the conversion process will not contain expensive additives such as oxygenates and octanes.

MARKET

Overview

The projections are that hydrogen will fuel the world’s economy and that mass markets for hydrogen fuel may be sooner and larger than expected. Industry and investor awareness is intensifying as technical issues are being addressed and the benefits of a clean, efficient, abundant, reliable and economical source of energy are better understood.

The market opportunity relating to hydrogen as a fuel source is enormous. It is impossible to quantify it, as there are so many industries and businesses that will be profoundly affected by the paradigm shift. The implications and opportunities of a hydrogen fuelled economy are widespread and will have a significant bearing on economic output as well as impact on our quality of life and environment.

Research indicates that the fuel cell industry today is a US$2 billion market and could be over US$5 billion by 2005. There are sixteen market niches or sectors, which have significant growth potential for fuel cells.  The development of fuel cells is significant to PowerNova as they are fuelled by hydrogen.

An indication of the market potential relating to the hydrogen industry is the market valuation placed on publicly traded companies. In North America there are approximately 33 pre-commercial alternative energy companies with a total market capitalization of approximately $40 billion.

It is anticipated by the Company's Management that the Process will be suitable for the production of hydrogen for most applications. This includes the production of hydrogen to power fuel cells in transportation, stationary and portable, as well as the production of hydrogen for industrial and chemical uses.

Transportation Markets

Vehicles powered by fuel cells are expected to replace those powered by internal combustion engines in the near future. Fuel cells are more efficient and less polluting than internal combustion engines in part because they use hydrogen as a fuel. The high efficiency, very low (or zero) emissions, and other favourable characteristics of fuel cells (such as fuel flexibility, low noise and vibration) create significant market opportunities for fuel cells over the entire range of transportation applications.  A major issue in commercializing fuel cell vehicle technology is the production and/or storage of hydrogen fuel.

The transportation market can be divided into Light Duty Vehicles (LDV), Heavy Duty Vehicles (HDV) and buses. According to a report by the investment dealer Goepel McDermid in August of 2000, there are 37 million LDVs sold globally every year representing an annual market of approximately US$800 billion. Goepel McDermid research has also conducted analysis of the DMP (Discounted Market Potential) for various fuel cell adoption scenarios over the 20 year period from 2001-2020. The uncertainty relates to the adoption rate, which can be influenced by a wide number of factors including legislation, oil prices and the development of new technologies, as well as the elimination of constraints.

Target Market	Adoption Scenario (U.S. $ billion)
	Slow	Base	Fast
Light duty vehicles	300-350	350-400	400-450
Heavy duly vehicles	100-15	150-200	200-250
Buses	7-9	9-10	10-12

HPTC's technology is positioned to address the needs of the transportation industry, particularly the needs of fuel cell powered LDVs. The market potential for the Process is closely correlated to the adoption and penetration of fuel cells and their requirement for hydrogen delivery systems.

Stationary Markets

Similar to the transportation markets, the stationary markets have been marked by several trends that have paved the way for the hydrogen economy. These trends include increasing demand, demand for uninterrupted power, deregulation and higher environmental standards.

Worldwide demand for electricity is increasing. Studies have indicated that over the next 20 years there will be demand for an additional 10 trillion kilowatt-hours of new capacity worldwide. The U.S. residential market alone is currently worth US$90 billion and the industrial market is valued at US$117 billion for a total current market opportunity of US$207 billion.

The generation of electricity by small scale fuel cells is a century old technology that is in the process of becoming a commercial reality. Such micropower (or distributed power) offers substantial advantages over old fashioned stations, in terms of efficiency, reliability, environmental friendliness and, increasingly, price. In the past, transmission losses suffered while distributing centrally generated electricity over long distances were more than outweighed by the economies of scale of large power stations. But the efficiency of new technologies is undermining this calculation.

There is also a rapidly increasing demand for clean and uninterrupted “premium” power.  This market is ideally served by micropower stations as this virtually eliminates the fluctuations in power that has plagued centralized generating stations. Consumers in this sector include data centers, Internet service providers, chip fabricators, and stock exchanges; a U.S. market estimated at $50 billion in 2000, growing to $500 billion by 2005 to 2010.

The generation of power supplied by large power plants with capacity greater than 50MW has probably peaked as there is a worldwide trend toward the smaller micro-generating stations. These stations are increasingly incorporating hydrogen powered fuel cells to generate power. By 2010, it is estimated that 16 GW of capacity will be from such plants.

Goepel McDermid research has also conducted analysis of the DMP for various adoption scenarios of demand for energy generated from new energy technology products over the 20 year period from 2001 to 2020.

Target Market	Adoption Scenario (U.S.$ billion)
	Slow	Base	Fast
Residential	50-70	70-90	100-130
Commercial/ Industrial	90-120	135-155	155-190

Industrial Markets

HPTC's Process also has applications in other industries, including conventional petroleum and natural gas processing. Linear alkanes are byproducts from both these processes, but because of their low value they are simply used as a fuel.  However, with the Process, a simple, low temperature conversion of the linear alkanes to alkenes plus hydrogen would be possible. Alkenes are of much higher value since they are the precursors to many chemicals and polymers. In addition, the production of hydrogen from this step would give refiners the ability to process greater quantities of heavy crudes. The supply of hydrogen to refineries is of increasing importance as world stocks of light crudes decline and heavy oil production (e.g. the Canadian oil sands) increases significantly. The current industrial consumption of hydrogen in the U.S. alone is 300 billion cubic feet worth $100 billion per year.

MARKETING PLANS AND STRATEGIES

The Company plans to generate revenues from licensing, and through royalties from manufacturers and energy companies utilizing the Process. The Company has no current plans to manufacture products or equipment that will utilize the Process. It intends to focus on its core competencies in the research and development of hydrogen production technology. However, the Company will continue to monitor and assess all opportunities to maximize the value of its technology. These paths may include alliances, strategic partnerships, merger or acquisition of or with established energy companies, catalyst manufacturers or automobile/transportation companies.

Given the nature of the Company’s technical advancements and the wide range of potential applications, it will be necessary to enter into licensing arrangements, strategic alliances and joint ventures that will strengthen its position and allow it to influence the adoption of the production process in order to maximize long-term profitability. Particular attention will be paid to relationships that will reduce its exposure and ensure the Resulting Issuer's ability to protect its intellectual property and influence standards and accepted industry practices.

The market for the Process can be divided into stationary, transportation, portable and the chemical industry. The immediate market will be the stationary, chemical and the transportation sectors. In the stationary industry, the focus will be on, first, distributed generation, then centralized power plants as well as appliances. Remote and premium power users will be targeted first. Potential alliances will include various utility companies, power plants and appliance companies such as GE.

In the transportation industry, auto manufacturers such as GM, Ford, Daimler Chrysler, Honda, Hyundai, Nissan, Toyota, BMW, Volkswagon, Opel and Mazda with fuel cell programs require hydrogen for fuel. Fuel cell companies, such as Ballard, also need an economical source or hydrogen. PowerNova’s Catalyst can be marketed to these companies as well as oil and gas companies such as Shell, Texaco and ExxonMobil, because the Catalyst uses hydrocarbons as a source of hydrogen.

In the chemical industry, the production of a number of fundamental chemicals such as butadiene and hydrogen are areas of the catalyst’s implementation. Two major factors should lead to the adoption of the technology in the chemical sector: economic effectiveness of the Process and its nonpolluting nature.

The Company plans to use a variety of marketing strategies to promote awareness of its hydrogen production process. The Company believes that the strength of its solution and the considerable advantages derived from its utilization will result in an extremely high level of industry interest and awareness. Marketing and promotional efforts will focus on furthering understanding of the Process and its potential applications. The challenge will lie in successful negotiations and strategic considerations involved in maximizing the long term benefits to the Company's shareholders.

Marketing efforts will include:

(a)

Branding and positioning: developing corporate identity, visual identity, positioning and developing necessary marketing tools.

(b)

Increasing awareness of the Company and its production process by:

•

participating in trade shows;

•

participating and presenting at related conferences;

•

publication in peer reviewed chemistry, science, technology, transportation, stationary, fuel cell, energy, new energy, hydrogen energy, and environment sources in print and new media;

•

disseminating news releases;

•

joining related groups and communities such as Fuel Cell 2000, California Fuel Cell Partnership, California Hydrogen Business Council, US Fuel Cell Council, and the Hydrogen and Fuel Cell Investor;

•

participating in and contributing to community and environmental causes;

•

maintaining a strong government relations strategy to recruit government support and influencing related government regulations in support of PowerNova’s Process;

•

integrating a sophisticated e-Strategy to maximize outreach and efficiency. This will include: web presence with an interactive website registered with all major international search engines; and linking with related websites, news groups, and online information providers in hundreds of various related sources.

(c)

Demonstrating the process by operating and testing first at trade shows.

(d)

Developing alliances with industry leaders in the oil industry, auto manufacturing, home appliance and power generation manufacturers and fuel cell companies to aggressively market the production process upon completion of development.

(e)

Direct recruiting and negotiations with potential customers.

(f)

Building strong customer relations.

The Company's short term objectives are to ensure adequate financing for further research and development activities, as well as to cover administrative overhead related to the development of the organization, patent protection of its intellectual property, and the promotional activities involved in raising awareness and establishing relations with potential customers and partners.

The Company expects to complete research and development on the Process by the fourth quarter of 2001. The Company has not prepared projections of revenues and net income due to the early stage in its development and the uncertainty regarding the macro environment, as well as the many potential products, applications and sources of revenues.

COMPETITION

Overview

The Resulting Issuer will face competition in the form of other alternative energy sources, conventional energy sources and other hydrogen production technologies. Since hydrogen fuel has the potential to replace existing sources of power, competition includes traditional power technologies, as well as other alternative energy technologies, including solar and wind power. What is taking place is a revolution in energy systems: a major technological change just like when cars replaced the horse and buggy.

Both the auto industry and the energy companies have in the past been resistant to threats to the established structure. They are now embracing alternative technologies which indicates that they believe a transition is inevitable. The success of newly emerging organizations also indicates that new ventures and organizations are better suited to the rapid development of solutions and technologies. Ballard Power Systems is a prime example of an upstart company that has been successful in its ability to develop solutions through focused research efforts.

There are corporations, national laboratories and universities in North America, Europe and Asia that possess hydrogen production technologies and/or are actively engaged in the development and manufacture of such technologies. Many of these organizations have significant resources, including market power and financial strength, that give them considerable competitive advantages.

The profit that would accrue to the Resulting Issuer through the market acceptance of its Process is significant. It is a huge market opportunity as the demand for a solution to the hydrogen production problem is overwhelming. There are considerable efforts and resources being applied to developing a commercially viable solution to the problem of hydrogen production. As a result, the competitive environment is intense and the stakes are high.

The Resulting Issuer's main prospective clients pose the greatest competitive threat, as the oil, automotive and fuel cell companies are actively involved in searching for a solution, typically through joint ventures and strategic alliances.

It should be noted that the “solution” to the hydrogen production problem is one that will be developed sooner, rather than later. The firm that is successful with the early introduction and market acceptance of a viable production technology will likely benefit from the standardization of its solution. An analogy can be made to the dominance of the Microsoft Windows operating system, or the VHS video format. In both these cases success was based on market acceptance rather than technical superiority. The importance of both these examples relates to the competitive advantage gained from early adoption and superior marketing.

Competitive Developments

Highlights of certain key competitive developments in hydrogen production industry are outlined below:

•

Northwest Polar Systems (NPS) has demonstrated a new fuel processor technology that converts diesel into high-purity hydrogen.

•

Shell hydrogen and dbb fuel cell engines (Xcellsis) have successfully developed and tested a prototype gasoline reformer based on Shell’s catalytic partial oxidation (CPO) to produce hydrogen for fuel cell applications in cars. Because of its high costs, further research will focus on a methanol reformer as its first priority.

•

Epyx Corp. developed and tested a compact, on-board processor that converts gasoline or alternative fuels into hydrogen-rich fuel.

•

Royal Dutch/Shell and United Technologies formed a joint venture to develop, manufacture and sell fuel processors. They are pursuing different aspects of fuel processor development and are targeting applications in road transport, power generation and retail outlets.

•

Ford and Mobil formed a joint venture to develop an on board fuel processor.

ADMINISTRATION

For the twelve months subsequent to the completion of the RTO, it is anticipated that the Resulting Issuer on a consolidated basis will incur the following administrative costs:

Expense	Monthly Cost in $	Twelve Month Cost in $
Salaries, Wages	$29,000	$348,000
Consulting Fees	$2,000	$24,000
Office Expenses	$6,000	$72,000
Professional Fees	$3,000	$36,000
Transfer Agent and Regulatory Fees	$2,000	$24,000
Investor Relations	$8,000	$72,000
Travel and Promotion	$5,000	$60,000
Miscellaneous	$3,000	$36,000
TOTAL	$58,000	$696,000

Total administrative costs will be approximately consistent over the next twelve months with no variations anticipated.

RISK FACTORS

The business of HPTC and consequently the Company following the completion of the RTO, is subject to a number of risks, including the following:

No Assurance of Successful Development

The Process is currently in the research and development stage which is the riskiest stage for any company involved in research and development. Although Management has established a schedule for completion of the research and development of the Process, there is no assurance that the schedule can be met. It is not possible to predict whether the Process will prove to be successful. There can be no assurance that the research and development program conducted by the Company will result in a commercially viable Process and in the event that any Process results from the research and development program, it is unlikely that it will be commercially available for a number of years. To achieve profitable operations, the Company must successfully develop, introduce and market the Process. To obtain regulatory approvals for the Process being developed and to achieve commercial success, trials must demonstrate that the product is viable. Unsatisfactory trial results may cause the Company to abandon the project.

Continuing Losses

The Company has incurred losses since inception and management anticipates the Resulting Issuer will incur substantial losses in the future.  No revenues are projected until after the commercialization of the Process. The Company expects to continue to make significant investments in research and development activities to achieve commercialization of its Process as well as business development and administrative activities.  Due to the limited operating history and the uncertain market acceptance of the production technology, the Company may not ever achieve significant revenue and may have difficulty accurately predicting revenue for future periods and appropriately budgeting for expenses.

Foreign Director and Assets

Certain of the directors and officers of the Resulting Issuer named herein reside outside of Canada and substantially all of the assets are and may be located outside of Canada. It may not be possible for investors to effect service of process within Canada upon the directors and officers referred to above. It may also not be possible to enforce against the directors and officers referred to above judgments obtained in Canadian courts predicated upon civil liability provisions of applicable securities laws in Canada.

Uncertainty as to Development of Mass  Market for Hydrogen Energy

A mass market may never develop for hydrogen fuel, or may develop more slowly than the Company anticipates. The development of a mass market for the Process may be affected by many factors, some of which are out of the Company control, including: (i) the emergence of new or more competitive technologies and products;  (ii) the future cost of fuel cell systems;  (iii)  regulatory requirements; and (iv) consumer acceptance.

If a mass market fails to develop or develops more slowly than the Company anticipates, the Company may be unable to recover the losses incurred in the development of its processes and the Company may never achieve profitability.

Dependence on Oil Companies.

The Resulting Issuer’s proposed hydrogen fuel processors will require gasoline that is refined at a different level and will lack certain expensive additives. This gasoline will have to be provided via separate fuel pumps at gas stations. Although this gasoline will cost less per liter and gives both customers and oil companies an extra incentive to include this fuel in their breadth of products, it will be entirely dependant on oil and gas companies to provide the required infrastructure.

Impact of Changes in Environmental Politics on Market.

To date, the interest by automobile manufacturers in hydrogen-fuelled motor vehicles has been driven by environmental laws. Despite the increasing environmental standards and government support, there can be no guarantee that these laws and regulations will not change. Changes in these laws and regulations could result in automobile manufacturers abandoning their interest in hydrogen-powered vehicles. In addition, if current laws and regulations in California and certain of the northeastern states are not kept in force or if further environmental laws and regulations are not adopted in these jurisdictions, demand for vehicular hydrogen fuel processors may be limited.

Although the development of alternative energy sources, and in particular PEM fuel cells, have been identified as a significant priority by many governments, the Company cannot assure investors that governments will not change their priorities or that any such change would not materially affect the Resulting Issuer's revenues or the development of its products.

Competition

The Process, upon completion, will face significant competition. New developments in technology may negatively affect its development or sale and make it uncompetitive or obsolete. Other companies, many of which have substantially greater resources than the Resulting Issuer, are currently engaged in the development of technologies that may be competitive with the HPTC's hydrogen production technology. There are corporations, national laboratories and universities in the United States, Canada, Europe and Asia that possess hydrogen production technologies and/or are actively engaged in the development and manufacture of them. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on the Company's position and financial resources.

Need for Additional Financing to Pursue Commercialization

The Company will need substantial additional financing to fund its research and development activities and meet its commercialization schedule.  The Company will be dependent upon the following: (i) the availability of proceeds from the Financing, (ii) future earnings, and (iii) the availability of funds from private sources, including loans and additional private placements or public offerings.  Market conditions for loans, private placements and public offerings are subject to uncertainty and there can be no assurance such additional financings will be successfully completed or that other funds will be made available to the Resulting Issuer.  Such financing may only be available, if at all, upon terms which may not be advantageous to the Company's shareholders.  If adequate funds are not available from operations or additional sources of financing, the Company's plans to pursue commercialization of the Process may be delayed or otherwise adversely affected.

No Operating History

HPTC has limited operating history in the development of hydrogen production technology, which makes it difficult to evaluate the Company's proposed business and prospects, or to accurately predict its future revenues or results of operations.  Companies in the early stages of development, particularly companies in new and rapidly evolving industry segments, are generally more vulnerable to risks, uncertainties, expenses and difficulties than more established companies.

No Assurance of Future Revenues or Profits

Neither the Company nor HPTC have any agreements that assure them of future revenue or profits.  While this is not unusual given the nature of the Resulting Issuer's industry, and the Company must endeavor to develop a market for the Process and there is not assurance that it will be successful in doing so.

Russian and Georgian Legal System

The laws and regulations in Russia and Georgia differ greatly from North America and there is an inherent risk of doing business in Russia and Georgia.  The success of HPTC's research and development program depends to some extent on local economic conditions, currency fluctuations, compliance with a variety of foreign laws and regulations and cultural business.  In addition, potential political instability in Russia and Georgia may adversely affect the ability of the Resulting Issuer to complete the research and development program on the Process.

No Dividends

There can be no assurance that the Company will have sufficient earnings to pay any dividends with respect to its common shares.  Moreover, even if the Company has sufficient earnings, the Company is not obligated to declare dividends with respect to its common shares.  To date, no dividends have been paid on the Company's common shares and the Company presently intends to retain earnings, if any, for its business.

Technical Change

The Company will be involved in a rapidly changing industry.  There can be no assurances that the Company will be able to maintain a technical lead, if any, over the competition or that competitors will not develop a better or more cost effective hydrogen production process than that which will be offered by Resulting Issuer.

Dependence on Intellectual Property Rights

Failure to protect the Resulting Issuer’s intellectual property may result in the loss of exclusivity or the right to use the Company's technologies.  Although Dr. Koridze has filed a provisional patent application in the United States and a patent application to the World Intellectual Property Organization (Geneva) in respect of the Process (which has since been assigned to HPTC), there is no assurance that a patent will ultimately be issued.  Even if a patent is issued, HPTC's intellectual property is currently not covered by any patent. The Company cannot assure investors that: (i) any of the Resulting Issuer's future patents will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others; or (ii) any of the Resulting Issuer's pending or future patent applications will be issued with the breadth of claim coverage sought by the Company, if issued at all. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.  In addition, the Company could incur substantial costs in defending its intellectual property and filing suits against others for infringement of the Company's intellectual property, in filing suits against others seeking to have the Resulting Issuer's intellectual property declared invalid, and defending itself in lawsuits brought against the Company on claims that its intellectual property infringes upon the existing rights of others.  If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's resources.  If the outcome of any such litigation were to be adverse, the Resulting Issuer's business could be materially affected.

The Company will also seek to protect its proprietary intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with the Resulting Issuer's strategic partners and employees. The Company cannot assure potential investors that these agreements will not be breached, that the Company will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. If necessary or desirable, the Resulting Issuer may seek further licenses under the patents or other intellectual property rights of others. However, the Company can give no assurances that the Resulting Issuer will obtain such licenses or that the terms of any offered licenses will be acceptable. The failure to obtain a license from a third party for intellectual property HPTC uses at present could cause the Company to incur substantial liabilities and to suspend the manufacture, shipment of products or the Resulting Issuer's use of processes requiring the use of such intellectual property.

Attraction and Retention of Key Employees and Consultants

The Resulting Issuer will be highly dependent upon its management, key employees and consultants, the loss of whose services might impede the achievement of the Resulting Issuer's business objectives.  In addition, the Resulting Issuer's stage of development will require the hiring of additional manpower with expertise in management, research and development, engineering and marketing, which are expected to place increased demands on the Resulting Issuer's resources and management skills, and reliance on outside consultants.  There can be no assurance that the Issuer will be able to attract and retain such personnel and consultants on acceptable terms given the competition among numerous companies for experienced personnel.  The failure to acquire or retain such personnel or consultants or to otherwise develop such expertise, could adversely affect prospects for the Resulting Issuer's success. The Company plans to enter into confidentiality and non-competition agreements with its new employees prior to completion of the RTO.

Conflicts of Interest

The directors and officers of the Resulting Issuer may have interests in other companies and business enterprises.  As such, conflicts may arise between their duties to the Resulting Issuer and such other enterprises.  All such conflicts will be dealt with pursuant to the provisions of the applicable corporate legislation.

CORPORATE INFORMATION

Name and Incorporation of HPTC

HPTC was incorporated pursuant to the laws of the British Virgin Islands on October 26, 2000 by Articles of Association.  The registered office of HPTC is located at Road Town, British Virgin Islands.

Existing Share Capital and Prior Sales of HPTC

The authorized capital of HPTC is made up of 50,000,000 common shares without par value of which 50,000 shares are issued and outstanding.

HPTC has completed the following sales of securities within the last 24 months:

	Number of Issued Shares	Price per Share	Total Consideration
(a) Prior sales of securities within the last 24 months	50,000	US$0.002	US$100.00
(b) Issued as of most recent month end	50,000	US$0.002	US$100.00

Name and Incorporation of the Company

The Company was incorporated under the Company Act (British Columbia) on October 6, 1986 under its present name.  The head office of the Company is located at Suite 230 - 1501 West Broadway, Vancouver, British Columbia, V6E 4E6. The registered office of the Company is located 1750 - 1185 West Georgia Street, Vancouver, British Columbia, Canada V6E 4E6.

Existing Share Capital and Prior Sales of the Company

The Company has completed the following sale of securities within the last 12 months:

	Number of Issued Securities	Price per Security	Total Consideration
(a) Prior sales of securities within the last 12 months	194,000 Special Warrants	$0.40	$77,600.00
(b) Issued as of most recent month end	19,244,402 shares	Various prices	$5,103,616.50

Trading History of Company.

Trading in the Shares of the Company was halted on June 14, 2000 and there have been no trades since that date.  The following table sets out the monthly trading history of the Company's common shares from July 1999 to April 2000 and the weekly trading history for the six weeks prior to the trading halt:

Period	High ($/share)	Low ($/share)	Volume (shares)
June 12, 2000	$0.60	$0.43	413,000
June 5, 2000	$0.50	$0.38	224,450
May 29, 2000	$0.50	$0.25	1,109,745
May 22, 2000	$0.31	$0.24	299,000
May 15, 2000	$0.32	$0.25	305,500
May 8, 2000	$0.36	$0.24	572,973
April, 2000	$0.20	$0.08	1,059,517
March, 2000	$0.16	$0.06	529,600
February, 2000	$0.14	$0.06	489,950
January, 2000	$0.25	$0.01	1,044,350
December, 1999	$0.03	$0.01	522,919
November, 2000	$0.04	$0.02	169,319
October, 1999	$0.11	$0.03	66,367
September, 1999	$0.10	$0.05	125,800
August, 1999	$0.10	$0.04	66,335
July, 1999	$0.07	$0.03	289,498

Fully Diluted Share Capital and Consolidated Share and Loan Capital of Company

Fully Diluted Share Capital

	Number of Securities	Percentage of Total
(a) Issued shares as at May 31, 2002	19,244,402	36..2%
(b) Shares to be issued on conversion of Special Warrants	1,439,323	2.7%
(c) Shares to be issued in consideration for the acquisition of HPTC	20,000,000	37.6%
(d) Shares to be reserved for issuance as a bonus to HPTC Shareholders	9,000,000	16.9%
(e) Shares to be reserved for issuance upon exercise of Special Warrant Warrants	1,439,323	2.7%
(f) Shares to be reserved for issuance upon exercise of Warrants	2,103,875	4.0%
Totals:	53,226,923 (1)	100%

(1)

Excludes shares to be issued pursuant to Financing

Consolidated Share and Loan Capital of Resulting Issuer

Designation of Security (1)	Amount Authorized or to be Authorized	Amount Outstanding as of the date of the most recent Balance Sheet in the Information Circular	Amount Outstanding as of the Most Recent Month End	Amount to be Outstanding in Resulting Issuer upon Completion of the RTO
Common Shares	Unlimited	19,244,402(2)	19,244,402(2)	38,633,725(3)

(1)

Upon completion of the RTO, the Resulting Issuer will have no outstanding loans or debt obligations

(2)

Excludes shares to be issued upon conversion of Special Warrants

(3)

Excludes shares to be issued pursuant to Financing.

DIRECTORS, OFFICERS, PROMOTERS AND PERSONS HOLDING

MORE THAN 10% OF THE ISSUED EQUITY SHARES

Directors and Officers of the Company

The following table provides the name, municipality of residence, principal occupation for the past five years, the number of shares of the Company beneficially owned as of the date hereof and upon completion of the RTO for each of the existing and proposed directors and officers of the Company.

Name, Municipality of Residence and Present Office Held	Principal Occupation for the last five years	Number of Shares over which control or Direction is Exercised as of May 31, 2002	Number of Shares over which control or Direction is Exercised after Completion of RTO and Financing
Stuart C. Lew Vancouver, British Columbia. Current CEO and Director of the Company (Co-Chairman)	CEO of Aqua 1 Beverage Co. Inc. (1986 - Present)	2,466,496	5,155,246 (1)
Bakytzhan Oralbekov St. Petersburg, Russia Current President and Director of the Company (Co-Chairman)	Director of Riaks Ltd. St. Petersburg, Russia (April 2000 - November 2000); Correspondent Trik Rik Almaty, Kazakstan (May 1994 - June 2000)	125,000	8,875,000(1)
Avtandil Koridze Moscow, Russia Current Director of the Company First Vice President Research & Development and Chief Technology Officer	Head of Laboratory, A.N. Nesmeyanov Institute of Organic Element Compounds, Russian Academy of Sciences, Moscow, Russia (April 1993 to present)	Nil	8,750,000
Phillip Weber Vancouver, British Columbia Current Director of the Company	President of Enable Performance, Inc. Burnaby, B.C. (August 1999 - present); Financial Manager, B.C. Hydro, Burnaby, B.C. (February 1989 - July 1999)	25,000	25,000(1)
Kevin Smith Vancouver, British Columbia Current Director of the Company

Professor, Head of Department of chemical and Biological Engineering, University of British Columbia (June 1998 – present); Associate Professor, University of British Columbia (May 1991 – December 1999)

		Nil	Nil
Sergei Siniachkin Moscow, Russia Current Director of the Company	Director of STN Ltd. (1994 – 1998); Director of MedInvestProject (1998 – 2000)	Nil	Nil

(1)

These shares will be subject to an escrow agreement pursuant to timed release requirements. (see "Securities of the Company Held in Escrow in Pool or Subject to Hold Restrictions - Proposed Escrowed Securities")

The background and educational experience of each of the proposed new directors is more particularly set out above under the heading "Business of the Resulting Issuer - Management".

Aggregate Ownership of Securities

Upon completion of the RTO (but excluding Shares to be issued pursuant to the Financing) the directors and senior officers as a group will own, directly or indirectly, a total of 22,805,246 common shares in the capital stock of the Company, which will represent approximately 56.0% of the total issued shares of the Company.

Other Reporting Companies

None of the current or proposed directors of the Resulting Issuer are or during the past five years have been a director, or officer or promoter of other reporting issuers.

Corporate Cease Trade Orders or Bankruptcies

None of these persons who will be directors, officers or promoters of the Company are, or have been within the past five (5) years, directors, officers or promoters of other reporting companies which, during the period he held such position, were struck from the register of companies maintained by the Registrar of Companies or whose securities were the subject of a cease trading order or suspension order for a period of more than thirty (30) consecutive days.

None of these persons who will be directors, officers or promoters of the Company are, or have been within the past five (5) years, directors, officers or promoters of any other issuer, that while that person was acting in that capacity, was declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager, or trustee appointed to hold the assets of such issuer.

Penalties or Sanctions

None of the persons who will be directors, officers and promoters of the Company have been, within the last ten (10) years, the subject of any penalties or sanctions by a court or a securities regulatory authority relating to the trading of securities, the promotion, formation or management of a publicly traded issuer or involving theft or fraud.

Individual Bankruptcies

None of the persons who will be directors, officers or promoters of the Company are or have been within the past five (5) years, declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or initiated any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his assets.

Conflicts of Interest

Insofar as certain directors of the Company also serve as directors of other companies, it is possible that certain opportunities may be offered to both the Company and to such other companies, and further that those other companies may participate in the same opportunities in which the Company has an interest.

In exercising their powers and performing their functions, the directors are required to act honestly and in good faith and in the best interests of the Company, and to exercise the care, diligence and skill of a reasonably prudent person.

Every director who is, in any way, directly or indirectly, interested in a proposed contract or transaction with the Company, must disclose the nature and extent of his interest at a meeting of the directors.  Every such director must account to the Company for any profit made as a consequence of the Company entering into or performing the proposed contract or transaction, unless he discloses his interest and, after his disclosure, the proposed contract or transaction is approved by the directors, and he abstains from voting on the approval of the proposed contract or transaction.

Indebtedness of Directors, Officers, Promoters and Other Management

No director, officer, promoter or other member of management of HPTC and Riaks has been indebted to HPTC at any time during the preceding financial year or the period subsequent thereto.

EXECUTIVE COMPENSATION (HPTC)

HPTC's executive officers are Bakytzhan Oralbekov and Avtandil Koridze. Since incorporation of HPTC to the date of this Information Circular no salaries, bonuses or other compensation have been paid or accrued to HPTC's executive officers nor have any options to acquire securities of HPTC been granted to such executive officers, either in their capacities as executive officers or as directors of HPTC and Riaks. HPTC does not have any long term incentive plans, does not provide retirement benefits and does not have any plans pursuant to which cash or non-cash compensation is paid or distributed to executive officers.

Related Party Transactions

There were no material transactions with past and present directors, officers, promoters and members of management and their associates or affiliates, during the period from incorporation of HPTC  to the date of this Information Circular other than as described under “Business of the Resulting Issuer – Description and General Development of the Business” herein.

Proposed Compensation (Resulting Issuer)

It is anticipated that the following payments will be made to the new executive officers of the Resulting Issuer following the completion of the RTO:

Summary of Proposed Compensation

		Annual Compensation			Long Term Compen-sation
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Option	All Other Compen-sation
Stuart C. Lew Chief Executive Officer	Next 12 Months	$96,000	Nil	Nil	Nil	Nil
Bakytzhan Oralbekov President	Next 12 Months	$96,000	Nil	Nil	Nil	Nil
Avtandil Koridze Vice President, R & D/Chief Technology Officer	Next 12 Months	$42,000	Nil	Nil	Nil	Nil

(1) The Company has agreed to issue to each Bakytzhan Oralbekov and Avtandil Koridze 4,500,000 shares (for an aggregate of 9,000,000 shares) in the event of successful commercialization of the Process.

Principal Holders of Voting Securities

As of the date of this Information Circular and as of the completion of the RTO, the following table illustrates each person who has or will upon completion of the RTO have:

(a)

direct or indirect beneficial ownership of,

(b)

control or direction over, or

(c)

a combination of direct or indirect beneficial ownership of and of control or direction over, voting securities that will constitute more than ten (10%) percent of the issued share capital of the Company upon completion of the RTO and Financing:

Name and Municipality of Residence	Number of Common Shares	Percentage of Class prior to RTO	Percentage of Class after the RTO(1)
Stuart C. Lew Vancouver, Canada	2,466,496	12.8%	13.3%
Bakytzhan Oralbekov St. Petersburg, Russia	125,000	0.6%	20.0%
Avtandil Koridze Moscow, Russia	Nil	Nil	19.8%

(1)

Excluding shares to be issued pursuant to Financing.

Public and Insider Ownership

Upon completion of the RTO, the public will hold 46.9% of the issued common shares of the Company as compared to 53.1% that will then be owned by promoters and insiders of the Company as a group.

OPTIONS AND OTHER RIGHTS TO PURCHASE SECURITIES

The Company has outstanding the following rights to purchase Shares as of the date of this Information Circular:

Special Warrants

Name of Holder	Number
Stuart Lew	188,750
Bakytzhan Oralbekov	125,000
Phillip Webber	25,000
Various	1,100,573
TOTAL	1,439,323(1)

(1)

Convertible into 1,439,323 Shares and 1,439,323 Share Purchase Warrants. Each Share Purchase Warrant will entitle the holder to purchase one Common Share at a price of $1.00 per Share following completion of the RTO. Holders of the Special Warrants have agreed that in the event the RTO is not completed for any reason whatsoever, the Company will assign the holders all its interest in the loans to HPTC and thereafter the Company will have no further liability to issue its securities to the holders and the sole recourse of the holders will be against HPTC.

The Special Warrants may be exercised by the holder at any time after the completion of the RTO. Any unexercised Special Warrants will be deemed to be exercised on the fifth day after the date the Company obtains a final receipt for a prospectus to be filed with the British Columbia Securities Commission of the date the Company files an annual information form to qualify the conversion of the Special Warrants.

SECURITIES OF THE COMPANY HELD IN ESCROW, IN POOL OR

SUBJECT TO HOLD RESTRICTIONS

Proposed Escrowed Securities

Pursuant to the HPTC Escrow Agreement, all 20,000,000 of the Common Shares issuable to the HPTC Shareholders and Stuart Lew will be held by Computershare Trust Company of Canada as escrow agent subject to escrow share restrictions.

The material terms of the HPTC Escrow Agreement pursuant to which the Common Shares to be issued to the HPTC Shareholders and Stuart Lew will be held, require that these shares may not be dealt with in any manner (including transfer or release from escrow) without the prior written consent of the TSX Venture Exchange, that the Common Shares may be voted by the registered holder at all meetings of shareholders, and that the foregoing shareholders will have all of the rights, benefits and ownership of the Common Shares as they pertain to all shareholders of the Company, save and except that while such shares are subject to the HPTC Escrow Agreement, the holders may not vote the Common Shares in support of one or more arrangements that would result in the repayment of capital being made on the HPTC and Riaks Escrow Shares prior to a winding up of the Company.

The HPTC Escrow Agreement provides that, upon the death or bankruptcy of a holder of HPTC Escrow Shares, such shares are to be held by the escrow agent for the person legally entitled to become the registered owner of such shares, subject to certain requirements including the provision of written notice to the TSX Venture Exchange.

The HPTC Escrow Shares will represent approximately 49.1% of the total issued shares upon completion of the RTO and Financing (assuming the conversion of the Special Warrants).

PARTICULARS OF ANY OTHER MATERIAL FACTS

Sponsorship

Other than pursuant to the terms of the Sponsorship Agreement described under "Particulars of Matters to be Acted Upon -Sponsorship Requirement" the Company has not entered into any sponsorship or fiscal agency agreements and has no plans to enter into any such agreements in the near future.

Investor Relations Arrangements

The Company currently organizes and carries out its own investor relations activities internally. Upon completion of the RTO, the Company plans to hire one person to assist it in carrying our promotional and investor relations activities.

Relationship between the Company/HPTC and Professional Persons

There is no beneficial interest, direct or indirect, in any securities or property of the Company or HPTC, or of an associate or affiliate of the Company held by a professional person as referred to in section 106(2) of the Securities Rules (British Columbia).

Legal Proceedings

Neither the Company nor HPTC is the subject of any pending legal proceedings nor are any such proceedings known to be contemplated.

Auditor

The auditors of the Company and HPTC are De Visser Grey of Suite 401 - 905 West Pender Street, Vancouver, British Columbia, V6C 1C6.

Registrar and Transfer Agent

The registrar and transfer agent of the Company is Computershare Trust Company, 510 Burrard Street, Vancouver, B.C. V6C 3B9.

Material Contracts

The following are the material contracts of the Company and HPTC which are presently in effect:

.

Sponsorship Agreement dated February 8, 2001, between the Company and Canaccord Capital Corporation

.

Share Exchange Agreement dated November 3, 2000 and amended June 30, 2002 between the Company, HPTC, Riaks and the HPTC Shareholders.

3.

Transfer Agreement dated June 27, 2001 between Bakytzhan Oralbekov, Avtandil Koridze and Stuart Lew

4.

Agreement on the Creation and Transfer of Scientific and Technological Product dated April 21, 2000 and amended March 5, 2001 between HPTC and State of Tbilisi (see "Business of the Resulting Issuer - Operations").

5.

Institution Research Agreement dated October 13, 2000 and amended March 1, 2001 between Russian Academy of Sciences and HPTC (see "Business of the Resulting Issuer - Operations").

The material contracts described above may be inspected at the offices of the Company at Suite 230 - 1501 West Broadway Street, Vancouver, British Columbia, V6J 4Z6, during normal business hours for a period of thirty days from the date of this Information Circular.

Financial Statements, Reports and Other Exhibits

Attached hereto as Schedule "A" are the proposed resolutions to be approved by the members of the Company at the general meeting of shareholders.

Attached hereto as Schedule "B" are the audited financial statements of the Company for the year ended May 31, 2002;

MANAGEMENT KNOWS OF NO OTHER MATTERS TO COME BEFORE THE MEETING OTHER THAN THOSE REFERRED TO IN THE NOTICE OF MEETING.  HOWEVER, SHOULD ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY SOLICITED HEREBY WILL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS VOTING THE SHARES REPRESENTED BY THE PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Aqua 1 Beverage Company, Inc.

CERTIFICATE OF THE COMPANY

The foregoing constitutes full, true and plain disclosure of all material facts relating to the securities of Aqua 1 Beverage Company, Inc., assuming the completion of the RTO.

DATED:  October 25, 2002

Aqua 1 Beverage Company, Inc.

“Stuart C. Lew”

“Bakytzhan Oralbekov”

                        _________________

Stuart C. Lew

Bakytzhan Oralbekov

Chief Executive Officer and

President and

Co-Chairman of the Board

Co-Chairman of the Board

ON BEHALF OF THE BOARD OF DIRECTORS

“Phillip Webber”

“Avtandil Koridze”

            ______________

Phillip Webber

Avtandil Koridze

Director

Director

CERTIFICATE OF HYDROGEN PRODUCTION TECHNOLOGIES Corporation

The foregoing, as it relates to Hydrogen Production Technologies Corporation  constitutes full, true and plain disclosure of all material facts relating to the financial position and proposed operations of Hydrogen Production Technologies Corporation.

DATED:  October 25, 2002

HYDROGEN PRODUCTION TECHNOLOGIES CORPORATION

“Bakytzhan Oralbekov”

“Avtandil Koridze”

             _____________

Bakytzhan Oralbekov

Avtandil Koridze

Chief Executive Officer

Director

SCHEDULE "A"

TEXT OF CERTAIN RESOLUTIONS TO BE ACTED ON

Item 1: Text of Ordinary Resolution Approving Proposed Transaction

"BE IT RESOLVED, AS AN ORDINARY RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT:

1.

the acquisition by the Company of all of the issued and outstanding share capital of Hydrogen Production Technologies Corporation ("HPTC") from the shareholders of HPTC (the "RTO"), as described in the Information Circular herewith, be approved including, among other things, the proposed distribution of 20,000,000 common shares of the Company;

2.

the terms of the Escrow Agreement for the 20,000,000 common shares to be issued to the vendors of HPTC as more particularly described in the Information Circular be approved;

3.

this ordinary resolution may be revoked by the Directors of the Company in their discretion by resolution without further approval, ratification or confirmation by the shareholders of the Company at any time and, in such case, the Directors of the Company are hereby authorized to abandon the RTO without further approval, ratification or confirmation by the shareholders of the Company, and in such case, the ordinary resolution approving and the proposed transaction shall be deemed to have been rescinded."

Item 2: Text of Ordinary Resolution Approving Change of Control

"BE IT RESOLVED, AS AN ORDINARY RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT:

Pursuant to the policies of the TSX Venture Exchange Inc. and upon the closing of the RTO, the change of control in the ownership of the Company to the shareholders of HPTC is hereby approved."

Item 3: Text of Special Resolution Approving Continuance and Change of Name

"BE IT RESOLVED, AS A SPECIAL RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT:

1.

the name of the Company be changed from Aqua 1 Beverage Company, Inc., to "PowerNova Technologies Corporation." or such other name as may be acceptable to regulatory authorities and the Board of Directors of the Company;

2.

The Company is hereby authorized to make application to the Corporations Directorate of Industry Canada under the Canada Business Corporations Act (the "CBCA") for the issuance of a certificate of continuance, continuing the Company as if it had been incorporated under the CBCA, (the "Continuance");

3.

The Company is hereby authorized to make application to the Registrar under the Company Act (British Columbia) for authorization to permit such Continuance;

4.

Subject to the completion of the Continuance, and without affecting the validity of the incorporation and existence of the Company, the Company adopt, in substitution for the existing Memorandum and Articles of the Company, the Articles of Continuance, in the form attached as Schedule "B" to the Information Circular in conformity to the Company Act (British Columbia and the CBCA);

5.

The Directors of the Company are hereby authorized to abandon the application for Continuance under the CBCA at any time and at their sole discretion, without further approval of the shareholders of the Company;

6.

The Chief Executive Officer and/or the President of the Company are hereby authorized and directed to make the foregoing application and to do all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents and other writings as may be required to give effect to the true intent of the resolutions set forth above, for the Continuance”;

Item 4: Text of Ordinary Resolution Approving Private Placement

"BE IT RESOLVED, AS AN ORDINARY RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT:

Any proposed private placement of securities of the Company, which may exceed 20% of the Company's currently issued and outstanding shares, be authorized and approved."

Item 5: Text of Ordinary Resolution Approving Stock Options

"BE IT RESOLVED, AS AN ORDINARY RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT:

Any proposed incentive stock options of the Company, up to 10% of the Company's currently issued and outstanding shares, be authorized and approved."